Exhibit 99

     Item 7. Management's Discussion and Analysis of Financial Condition and
                              Results of Operations

Company Profile:

     Mirant Corporation and its subsidiaries ("Mirant" or the "Company"), formerly known as Southern Energy, Inc., is a global competitive energy company with leading energy marketing and risk management expertise. Mirant has extensive operations in North America, Europe and Asia. With an integrated business model, Mirant develops, constructs, owns and operates power plants, and sells wholesale electricity, gas and other energy-related commodity products. Mirant owns or controls more than 20,000 megawatts("MW") of electric generating capacity around the world, with approximately another 9,000 megawatts under development. At December 31, 2000, Mirant was approximately 80 percent-owned by Southern Company, which on February 19, 2001 announced plans to distribute to its stockholders all of its remaining interest in Mirant on April 2, 2001.

     In the Americas, Mirant owns and leases power plants in North America with a total generation capacity of over 12,500 MW, and it controls over 2,600 MW of additional generating capacity through management contracts. This includes the generating assets recently acquired in Maryland and Virginia, which when combined with the Company's other generating assets gives Mirant generation assets within each of the major U.S. markets which the Company has strategically targeted. Mirant also has projects under development or pending acquisitions of over 8,500 MW. On August 10, 2000, Mirant completed the acquisition of the 40% interest of Mirant Americas Energy Marketing ("MAEM") which is now wholly owned and consolidated in Mirant's financial statements. Through MAEM, Mirant markets and trades energy and energy-linked commodities, including electricity, gas, coal, oil and emission allowances. MAEM is one of the leading electricity and gas marketers in the U.S. In the Caribbean and South America, Mirant has ownership interests in electric utilities, power plants and transmission facilities. These assets are located in the Bahamas, Trinidad and Tobago, Brazil and Chile. Mirant is pursuing the sale of its Chilean subsidiary.

     In Europe, Mirant owns a 49% economic interest in Western Power Distribution ("WPD"), which distributes electricity to approximately 1.4 million end-users in Southwest England and a 49% economic interest in WPD Limited, which distributes electricity to approximately 1 million end-users in Southern Wales and provides water and sewage to most of Wales and adjoining parts of England. A binding sale agreement has been signed to sell the water and waste water treatment services business, subject to the satisfaction of certain conditions. Mirant also owns a 26% interest in Bewag AG, an electric utility serving over 2 million customers in Berlin, Germany. Mirant's European marketing and risk management business began trading power in the Nordic energy markets in 1999. Mirant began trading power in Germany, the Netherlands and Switzerland in 2000 and expects to start gas trading in the UK on the International Petroleum Exchange ("IPE") in 2001. Mirant's other target markets for energy marketing and trading include Austria, Italy and central Europe.

     In the Asia-Pacific region, Mirant has a net ownership interest in over 3,100 MW of generation capacity in the Philippines and China, with ownership interest in another 250 MW under construction. Most of Mirant's revenues in the Asia-Pacific region are derived from contracts with government entities or regional power boards and are predominantly linked to the U. S. dollar to mitigate foreign currency exchange risk.

Effects of Certain Organizational Changes

     The following discussion and analysis of Mirant's financial condition and results of operations should be read in light of the organizational changes related to the Company's marketing and risk management operations and the resulting impacts on operating revenues and expenses. On September 1, 1997, Mirant formed MAEM, a joint venture with Vastar Resources, Inc. ("Vastar"), and both parties contributed substantially all of their North American gas marketing and risk management assets to the venture. On January 1, 1998, Mirant and Vastar contributed their North American electric marketing and risk management operations to the MAEM joint venture. From January 1, 1998 through August 9, 2000, Mirant accounted for its investment in this joint venture under the equity method of accounting as Vastar had significant participation rights in MAEM.

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     As a result,  Mirant's share of MAEM's earnings is included in other income for all periods through August 9, 2000. Effective August 10, 2000, Mirant acquired Vastar's 40% interest in MAEM for $250 million. Upon the closing of the transaction, Vastar transferred its interest in MAEM to Mirant and MAEM became Mirant's wholly owned indirect subsidiary and has been consolidated in Mirant's financial statements since August 10, 2000.

     On August 25, 2000, Mirant completed the sale of its 55% indirect interest in Hidroelectrica Alicura S.A. ("Alicura") to The AES Corporation for total consideration of $205 million, including the assumption of debt and the buy-out of minority partners. Alicura's principal asset is a concession to operate a 1,000 MW hydroelectric facility located in the Province of Neuquen, Argentina. As part of the sale, Mirant was released from $200 million of credit support obligations related to Alicura's bank financing. Mirant's sale of Alicura did not materially impact its financial position and did not have a material effect on its results of operations.

     On October 30, 2000, WPD Limited, a 49% owned affiliate, finalized its acquisition of Hyder plc ("Hyder") for a total purchase price for the ordinary shares of Hyder of approximately (pound)565 million (approximately $847 million). Associated with this acquisition, Mirant and PPL Corporation ("PPL"), the owners of WPDH, agreed to modify their ownership of the voting rights in WPDH to 50% each, so that both parties equally share operational and management control. As a result, effective December 1, 2000, WPD was no longer consolidated for accounting purposes. Instead, Mirant's investment has been accounted for under the equity method and its net income is included in other income since December 1, 2000.

     On December 19, 2000, Mirant, through its subsidiaries and together with lessors in a lease transaction, closed the acquisition of Potomac Electric Power Company's ("PEPCO") generation assets in Maryland and Virginia. The net purchase price for these assets was approximately $2.75 billion, which included working capital and capital expenditures of approximately $100 million and approximately $1.5 billion provided by a leveraged lease. As part of the acquisition, the Company also assumed net liabilities, primarily transition power agreements and obligations under power purchase agreements, of approximately $2.4 billion. The acquired assets consist of four generating stations totaling 5,154 MW, three separate coal ash storage areas, a 51.5 mile oil pipeline, and an engineering and maintenance service facility and related assets. The Company also entered into a lease of the land on which the Potomac River station is located, power sales agreements with PEPCO under two separate transition power agreements with terms of up to four years, a local area support agreement with PEPCO requiring the Potomac River station to operate for purposes of supporting a local load pocket, a three-year operation and maintenance agreement for PEPCO's two generating stations located in the District of Columbia and the assumption of five of PEPCO's power purchase agreements totaling 735 MW.

     In September 1999, Mirant's UK subsidiary, WPD Holdings UK ("WPDH"), sold its supply business to London Electricity plc for (pound)160 million ($264 million) and the assumption by the purchaser of certain liabilities. The supply business retained the name SWEB and Mirant renamed the remaining distribution business Western Power Distribution. As a result of the sale, Mirant recorded a gain of $286 million prior to related expenses, minority interest and income taxes and a gain of $78 million after these items.

     Mirant's operating revenues and expenses are primarily driven by the operations of its controlled subsidiaries, which are consolidated for accounting purposes. Significant consolidated subsidiaries include Mirant Americas Generation, Inc., ("MAGI"), MAEM and Mirant Asia-Pacific's Philippines operations. Investments in companies over which Mirant exercises significant influence but does not control are accounted for using the equity method of accounting and, accordingly, the operating results of these entities impact other income in the form of equity in income of affiliates. Major affiliates accounted for using the equity method at December 31, 2000 include Bewag in Germany, WPDH and WPD Limited in the UK, Mirant Asia-Pacific's investment in the Shajiao C facility and Shandong International Power Development Company in China, Power Generation Company of Trinidad and Tobago and Companhia Energetica de Minas Gerais ("CEMIG") in Brazil.

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
Separation from Southern Company

     On January 19, 2001, the Company announced as part of the its separation from Southern Company, that the Company was changing its name from Southern Energy, Inc. to Mirant Corporation. The Company began doing business as Mirant and trading under the Company's new ticker "MIR" on January 22, 2001 and legally changed its name on February 26, 2001.

     On February 19, 2001, Southern Company's Board of Directors approved the distribution to its stockholders of its remaining interest in Mirant on April 2, 2001, to Southern Company's stockholders of record as of March 21, 2001. This distribution was contingent upon the timely receipt of a supplemental ruling from the Internal Revenue Service stating that the distribution qualifies as a tax-free distribution. The supplemental tax ruling was received by Southern Company on February 28, 2001, removing the contingency. Mirant has entered into various agreements with Southern Company related to interim and ongoing relationships between the two companies. Southern Company has been providing various interim services to Mirant, in a manner similar to the manner in which such services were provided to Mirant prior to the separation. The transitional services generally will be provided for a fee equal to the greater of the cost, including the actual direct and indirect costs, of providing the services or the market value for such services.

     These transitional services generally have a term of two years or less from the date of separation. However, some transitional services, including those for engineering services and information technology services, may be extended beyond the initial two-year period. For a description of these agreements, reference is made to the section entitled "Agreements Between Us and Southern Company" (pages 138 to 145) in the prospectus filed by the Company with the SEC on September 27, 2000.

     In connection with Mirant's separation from Southern Company, Mirant transferred two of its subsidiaries, SE Finance and Capital Funding, to Southern Company on March 5, 2001. As a result of the transfer, Southern Company has assumed responsibility for all obligations of SE Finance and Capital Funding.

Basis of Presentation

     Mirant's consolidated financial statements include allocations to Mirant of certain Southern Company corporate assets, including pension assets; liabilities, including profit sharing, pension and non-qualified deferred compensation obligations; and expenses, including centralized engineering services, legal, accounting and human resources, insurance services, information technology services and other Southern Company corporate and infrastructure costs. The expense allocations, which Mirant believes meet the requirements of PUHCA, have been determined on bases that Southern Company and Mirant considered to be reasonable reflections of the utilization of the services provided to Mirant or the benefit received by Mirant. The expense allocation methods include relative sales, investment, headcount, square footage, transaction processing costs, adjusted operating expenses and others.

     On March 5, 2001, Mirant transferred its leasing business, SE Finance, to Southern Company. Mirant has included the historical results of operations of the related subsidiaries as a discontinued operation in the consolidated statements of income. Additionally, because Mirant recently sold its investment in Argentina and transferred its Capital Funding subsidiary to Southern Company and intends to dispose of its investment in Empresa Electrica del Norte Grande ("EDELNOR"), future results of operations may not be comparable to the historical amounts presented after Mirant sells these investments.

     The financial information presented may not be indicative of Mirant's future financial position, results of operations or cash flows or of what its financial position, results of operations or cash flows would have been had Mirant been a separate, stand-alone entity for the periods presented.

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
Results of Operations

Year Ended December 31, 2000 as Compared to Year Ended December 31, 1999:

Operating revenues. Mirant's operating revenues were $13,315 million in 2000, an increase of $11,050 million, or 488%, from 1999. The following factors were primarily responsible for the increases in operating revenues:

o Revenues from generation and energy marketing products were $12,816 million in 2000, an increase of $11,729 million, or 1079%, from 1999. This increase resulted primarily from Mirant's acquisition of Vastar's 40% interest in MAEM effective on August 10, 2000, which is now consolidated in Mirant's financial statements. The increase in revenue was also attributable to a full year of operations from the plants in California and New York, increased market demand in California, as well as the commencement of commercial operations of new plants in North America and a full year of operations from the Sual plant in the Philippines. This increase was reduced somewhat for provisions taken related to revenues from its California operations under reliability-must-run ("RMR") contracts.

o Distribution and integrated utility revenues were $477 million in 2000, a decrease of $666 million, or 58%, from 1999. This decrease resulted from a reduction in revenues at WPD associated with the September 1999 sale of the SWEB supply business.

Operating expenses. Operating expenses were $12,683 million in 2000, an increase of $10,862 million, or 597%, from 1999. The following factors were primarily responsible for the increases in operating expenses:

o Cost of fuel, electricity and other products was $11,437 million in 2000, an increase of $10,503 million, or 1125%, from 1999. This increase resulted primarily from Mirant's acquisition of the remaining 40% of MAEM, which is now consolidated in its financial statements. This increase was also attributable to a full year of operations from the plants in California and New York, higher natural gas prices and increased electricity market demand in the western U.S., as well as the commencement of commercial operations of new plants in North America, partially offset by the sale of the SWEB supply business.

o Maintenance expense was $136 million in 2000, an increase of $20 million, or 17%, from 1999. This increase was due to a full year of operations from its plants in California and New York, commencement of commercial operations of new plants in North America and a full year of operations from Mirant's Sual plant in the Philippines. This increase was partially reduced due to the deconsolidation of WPD effective December 1, 2000.

o Depreciation and amortization expense was $317 million in 2000, an increase of $47 million, or 17%, from 1999. This increase was due to the acquisition of the remaining 40% of MAEM, which is now consolidated in Mirant's financial statements, a full year of operations from the plants in California and New York, commencement of commercial operations of new plants in North America and a full year of operations from Mirant's Sual plant in the Philippines. This increase was partially offset by WPD's sale of the SWEB supply business and the write down of meter assets in 1999, as well as the deconsolidation of WPD effective December 1, 2000.

o Selling, general and administrative expense was $520 million in 2000, an increase of $267 million, or 106%, from 1999. The increase resulted from the acquisition of the remaining 40% of MAEM, which is now consolidated in the financial statements, additional variable marketing costs paid to MAEM (prior to Mirant's acquisition of the remaining 40% of MAEM from Vastar), a full year of operations from the plants in California, New York and Sual in the Philippines, as well as a provision taken in relation to the California receivables. This increase was offset partially by the sale of the SWEB supply business and a loan receivable provision recorded in 1999 that related to Mirant's operations in China, as well as the deconsolidation of WPD effective December 1, 2000.

o Write-down of assets was $18 million in 2000, a decrease of $42 million, or 70%, from 1999. This decrease was primarily due to the write-down of the meter assets at WPD in 1999.

o Other operating expense was $223 million in 2000, an increase of $35 million, or 19%, from 1999. The majority of this increase resulted from a full year of operations from the plants in California and New York and additional property taxes related to the commencement of commercial operations of new plants in North America. This was partially reduced due to the deconsolidation of WPD effective December 1, 2000.

Other Income (Expense). Other expense was $162 million in 2000, an increase of $392 million from 1999. This change was primarily due to:

o Interest expense was $615 million in 2000, an increase of $114 million, or 23%, from 1999. This increase was due to interest on additional borrowings to finance acquisitions, fund dividends paid to Southern Company and the commencement of commercial operations of new plants in North America, as well as a full year of operations from the Sual plant in the Philippines.

o Net gain on sale of assets was $20 million in 2000, a decrease of $293 million, or 94%, from 1999. This decrease was primarily due to the sale of the SWEB supply business in 1999 that resulted in a gain $286 million prior to taxes and other expenses.

o Equity in income of affiliates was $196 million in 2000, an increase of $86 million, or 78%, from 1999. This increase was due to income from WPD after the deconsolidation effective December 1, 2000, income from MAEM prior to the acquisition of the remaining 40% and income from WPD Limited after its acquisition of Hyder. In 1999 equity income from Bewag decreased by $50 million as a result of provisions for employee severance and early retirement. This was offset by increases related to the resolution of disputes from Mirant's operations in China. In addition, there was a devaluation of the Brazilian Real in 1999 and an increase in the tariff granted by the government from the Company's investment in Brazil during 2000.

o Income from recovery of receivables for 1999 was $64 million. This amount represents payments made by Hopewell Holdings Ltd. pursuant to a warranty claim settlement.

o Other, net was $50 million in 2000, a decrease of $22 million, or 31%, from 1999. This decrease was primarily due to $29 million of insurance proceeds received in 1999 related to the explosion and fire at the State Line facility in Indiana. The 2000 amount was also lower due to the deconsolidation of WPD. This was partially offset as a result of revenue from the sale of an option to acquire a stake in CEPA Holding Australia Pty Ltd, which expired on December 31, 2000 and the settlement of a commercial dispute with an outside advisor from the Company's operations in Asia.

Provision (Benefit) for Income Taxes. The provision for income taxes was $86 million in 2000, a decrease of $43 million, or 33%, from 1999. The decrease was primarily due to approximately $76 million of tax related to the 1999 sale of the SWEB supply business and a favorable $20 million agreement reached at WPD in the first quarter of 2000 with the UK's taxing authority, Inland Revenue. This change was offset in 2000 by additional tax related to increased income generated by the Americas Group, tax expense related to Mirant's transition to a publicly traded company, as well as additional taxes related to a change in Mirant's cash repatriation strategy for the Philippine operations. The tax provision was also lower due to the deconsolidation of WPD in December of 2000.

Minority Interest. Minority interest was $84 million in 2000, a decrease of $99 million, or 54%, from 1999. This decrease was primarily attributable to the sale of the SWEB supply business in the third quarter of 1999 and the deconsolidation of WPD effective December 1, 2000. This was offset partially by increased income from operations in the Philippines and South America.

Earnings:

Mirant's consolidated net income from continuing operations was $332 million in 2000, a decease of $30 million or 8% from 1999. This excludes the income from Mirant's discontinued operations (SE Finance) of $27 million in 2000 and $10 million in 1999. The decrease is attributable to Mirant's business segments as follows:

     Americas:

     Net income from the Americas Group was $177 million in 2000, an increase of $84 million, or 90%, from 1999. This increase was due to a full year of operations from the plants in California and New York and increased market demand on Mirant's generating units related to weather and transmission constraints. In addition, the Company had strong performance from its risk management and marketing activities in power and natural gas as well as commercial operation of new plants in North America. This was partially offset by additional provisions taken in relation to the California receivables and an estimated loss related to an energy requirements contract. This difference between 2000 and 1999 was also due to the devaluation of the Brazilian Real in 1999 and an increase in the tariff granted by the government from Mirant's investment in Brazil in 2000. This was partially offset by insurance proceeds related to the 1998 accident at the State Line facility which increased 1999 net income by $14 million.

     Europe:

     Net income from the Europe Group was $82 million in 2000, a decrease of $88 million, or 52%, from 1999. This decrease is primarily due to the sale of the SWEB supply business in 1999, which resulted in a net gain of $78 million. Adjusting for the sale of the SWEB supply business, net income for the year ended December 31, 1999 would have been $92 million. The remainder of the decrease is the result of regulatory decreases in distribution rates, lower margins at Bewag, a fall in exchange rates and start-up costs incurred by Mirant's European marketing and risk management activities. This was offset partially by increased expenses in 1999 related to personnel reductions at Bewag.

     Asia-Pacific:

     Net income from the Asia-Pacific Group was $204 million in 2000, an increase of $29 million, or 17%, from 1999. The increase in net income is primarily attributable to a full year of operations from the Sual plant in the Philippines. This was partially offset by additional accrued income taxes in 2000 resulting from a change in Mirant's cash repatriation strategy for the Philippine operations.

     SE Finance (Discontinued Operations):

     Net income was $27 million in 2000, an increase of $17 million, or 170%, from 1999. This increase is due to additional income from leases that were entered into during the fourth quarter of 1999.

     Corporate:

     After-tax corporate costs were $131 million in 2000, an increase of $55 million, or 131%, from 1999. This increase is due to costs in 2000 of $34 million related to Mirant's transition to a publicly traded company as well as additional compensation expenses related to the change in market value of its stock. In addition, Mirant incurred increased interest expense related to additional corporate debt financings between the fourth quarter of 1999 and the third quarter of 2000 to fund acquisitions and dividends to Southern Company.

Year Ended December 31, 1999 as Compared to Year Ended December 31, 1998:

Operating Revenues. Mirant's operating revenues were $2,265 million in 1999, an increase of $446 million, or 25%, from 1998. This increase was primarily attributable to a $678 million increase in the Americas region, the majority of which resulted from its North American acquisitions in New England, California and New York. In addition, the commencement of commercial operations of Mirant's Sual plant in the Philippines contributed revenues of $49 million in 1999. Those increases were partially offset by a reduction of $297 million, or 23%, in revenues at Western Power Distribution, primarily as a result of the 1999 sale of the SWEB supply business.

Operating Expenses. Excluding the write-down of assets, Mirant's operating expenses for 1999 were $1,761 million, an increase of $245 million, or 16%, from 1998. This increase was primarily attributable to a $574 million increase in the Americas region, the majority of which resulted from its newly-acquired North American business units. Western Power Distribution's operating expenses decreased by $343 million, or 32%, primarily because of the sale of the SWEB supply business and cost reduction efforts in 1999.

Write-down of Assets. The $308 million pre-tax write-down of assets in 1998 resulted from Mirant's decision to sell its investments in Alicura and EDELNOR. This charge reduced the carrying value of these assets to their estimated fair market value. The $60 million write-down of assets in 1999 consisted of two principal components. First, as Alicura and EDELNOR continued to produce income pending their sale, additional write-downs totaling $28 million were recorded to avoid increasing the carrying value of these assets above their estimated fair values. Second, Mirant recorded a $31 million write-down primarily related to Western Power Distribution's metering assets to reflect their reduced value as the United Kingdom metering business becomes competitive. Based on the proposed changes in regulation, Mirant determined that the assets were impaired by comparing associated undiscounted cash flows to the carrying value of metering assets. As a result, Mirant recorded an impairment loss to reflect the amount by which the carrying value of metering assets exceeds their fair market value. The fair market value was determined by computing the present value of estimated future cash flows to be generated by the assets.

Other Income (Expense). Other income was $230 million in 1999, an increase of $280 million, reflecting a large increase in income from an overall expense in 1998. The following factors were responsible for this increase:

o Interest expense for 1999 was $501 million, an increase of $71 million, or 17%, from 1998 due to higher borrowing to finance acquisitions.

o The increase in gain on sales of assets reflects a gain of $286 million relating to the 1999 sale of the SWEB supply business, before related expenses, minority interest and taxes.

o Equity in income of affiliates for 1999 was $110 million, a decrease of $25 million, or 19%, from 1998. This decline is primarily due to a $50 million reduction in income from Bewag as a result of provisions recorded there for employee severance and early retirement, partially offset by increases from Mirant's operations in China.

o Income from recovery of receivables in 1999 was $64 million, an increase of $35 million, or 121%, from 1998. These amounts represent successful resolution of negotiations that allowed Mirant to recover certain receivables previously determined uncollectible.

o Other, net for 1999 was $72 million, an increase of $43 million, or 148%, from 1998. This increase resulted from several factors. Mirant recognized an insurance gain of $23 million in 1999 resulting from the receipt of insurance  proceeds  in  excess  of book  value of  assets  destroyed  in an explosion at the State Line plant in Indiana. Additionally, Mirant recognized higher equipment rental income at Western Power Distribution and business interruption insurance proceeds related to an equipment failure at EDELNOR.

Income Taxes. The provision for income taxes for 1999 was $129 million, an increase of $252 million from the $123 million tax benefit recorded for 1998. This increase is due in part to higher income from operations and the SWEB supply business sale. In addition, the 1998 benefit reflects the tax effect of the write-down of South American investments.

Minority Interest. Minority interest in income for 1999 was $183 million, an increase of $103 million from 1998. This increase primarily relates to the gain on the sale of the SWEB supply business.

Net Income. Net income for 1999 was $372 million, as compared to $0 for 1998. The increase in net income is attributable to Mirant's business segments as follows:

    Americas:

    Mirant's recorded net income was $93 million in 1999 as compared to a net loss of $180 million in 1998. This increase primarily resulted from the 1998 write-down of $200 million, after tax, related to Alicura and EDELNOR compared with write-downs of $18 million, after tax, in 1999 to maintain those investments for sale at fair value. The remaining increase resulted from earnings attributable to Mirant's North American acquisitions in New England, California and New York, the commencement of operations of Southern Producer Services in 1999 and a gain from insurance proceeds related to the 1998 fire and explosion at the State Line facility.

    Europe:

    Net income from Mirant's European operations totaled $170 million for 1999, an increase of $29 million over the prior year. The increase in 1999 earnings reflects a $78 million gain on the sale of the SWEB supply business in the third quarter, offset by a total of $50 million in charges at Bewag associated with personnel who accepted voluntary severance and early retirement packages and the write-down of Western Power Distribution's metering assets partially offset by cost reduction efforts at Western Power Distribution.

    Asia-Pacific:

    Mirant's net income in Asia-Pacific for 1999 totaled $175 million, representing an increase of $107 million over the prior year. The significant increase was primarily related to the commencement of operations of the Sual plant in October 1999, increased contributions from Mirant's operations in China and successful resolution of negotiations that allowed Mirant to recover certain receivables previously determined to be uncollectible.

    Corporate:

    After tax corporate costs produced a net loss of $66 million in 1999 versus a $29 million net loss for 1998. The increased loss primarily reflects additional interest expense from corporate debt incurred during 1999 to finance acquisitions.

Liquidity and Capital Resources

     Historically, Mirant has obtained cash from operations, borrowings under credit facilities, issuances of commercial paper and senior notes, borrowings and capital contributions from Southern Company and proceeds from non-recourse project financing. These funds have been used to finance operations, service debt obligations, fund the acquisition, development and/or construction of generating facilities and distribution businesses, finance capital expenditures and meet other cash and liquidity needs. Some of the cash receipts associated with Mirant's businesses have been transferred to Southern Company from time to time, and Southern Company has provided funds to cover Mirant's disbursements from time to time. Mirant will not receive any additional funds from Southern Company or pay cash dividends to Southern Company.

     The projects that Mirant develops typically require substantial capital investment. Some of the projects in which Mirant has an interest have been financed primarily with non-recourse debt that is repaid from the project's cash flows. This debt is sometimes secured by interests in the physical assets, major project contracts and agreements, cash accounts and, in some cases, the ownership interest in that project subsidiary. These financing structures are designed to ensure that Mirant is not contractually obligated to repay the project subsidiary's debts, that is, they are "non-recourse" to Mirant and to its subsidiaries not involved in the project. However, Mirant has agreed to undertake limited financial support for some of its project subsidiaries in the form of limited obligations and contingent liabilities such as guarantees of specific obligations. To the extent Mirant becomes liable under these guarantees or other agreements in respect of a particular project, Mirant may have to use distributions it receives from other projects to satisfy these obligations.

     On October 2, 2000, the Company  completed  the initial public  offering of
66.7 million shares of its common stock at a price of $22.00 per share. In a concurrent offering, the Company sold 6.9 million 6 1/4% convertible trust preferred securities for an initial price of $50.00 per preferred security. Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated were the joint book-running managers and the representatives of the underwriters for both offerings. The net proceeds from the offerings, after deducting underwriting discounts, commissions payable and other internal costs incurred by the Company, were $1,714 million. The Company used the net proceeds of the offerings to repay $900 million of short-term debt from credit lines and $581 million of commercial paper. The remaining proceeds were put into short-term investments to be used for general corporate purposes.

  Effects of Mirant's Separation From Southern Company

     In connection with Mirant's separation from Southern Company, on March 5, 2001 Mirant transferred to Southern Company its leasing subsidiary, SE Finance. SE Finance had net cash flows from operations of $141 million in 2000, $32 million in 1999 and $(37) million in 1998. While there were no cash flows from investing activities for 2000, SE Finance used cash flows for investing activities of $271 million in 1999 and $185 million in 1998. It also used cash flows from financing activities of $76 million in 2000, $240 million in 1999 and $227 million in 1998.

     Under agreements between Southern Company and Mirant, Mirant is required to indemnify Southern Company for taxation costs if Mirant were to cause the distribution of its stock to fail to be tax-free. Mirant estimates that the amount of any indemnification payments would be approximately $2 billion.
Mirant does not currently maintain capital resources to fund potential indemnification payments to Southern Company for this purpose. Mirant believes the probability of an event occurring that would require it to make these payments is sufficiently low and sufficiently under its control that Mirant does not allocate liquidity for this contingency. If, however, the contingency should occur, Mirant believes it could fund the indemnification payments through cash flows from operations, new borrowings and, if necessary, asset sales. Payment of this obligation would materially affect Mirant's financial condition and its earnings and impair the ability to achieve its growth strategy.

  Operating Activities

     Cash provided from operating activities totaled approximately $908 million for 2000 as compared to approximately $515 million for 1999, an increase of approximately 76%. This increase is due to Mirant's acquisition of the remaining 40% of MAEM, which is now consolidated in its financial statements, and a full year of operations from the plants in California, New York and the Sual plant in the Philippines. In addition , the Company had increased market demand and market prices for electricity and gas in the western U.S., as well as the commencement of commercial operations of new plants in North America.

     As a result of Mirant's separation from Southern Company, Mirant has reviewed the current strategy of earnings deferral from Asia. On July 1, 2000, Mirant adopted a strategy under which only a portion of the future earnings will be deferred in order to reinvest funds for further growth in the Philippines, fund construction efforts, or service debt obligations. The remaining earnings will be repatriated for reinvestment elsewhere or to service parent debt obligations.

  Investing Activities

     Cash used in investing activities totaled $2,778 million for 2000 as compared to $2,121 million for 1999, a increase of approximately 31%. The amount in 2000 is primarily attributable to the acquisitions of the assets from PEPCO, and also includes the acquisition Hyder and of the remaining 40% of MAEM from Vastar. This compares to the acquisitions of the California and New York operations as well as the commencement of operations of Mirant's Sual plant in the Philippines in 1999. Mirant has used cash flows provided by financing activities primarily to finance investments in Mirant's subsidiaries.

  Financing Activities

     Cash provided from financing activities totaled approximately $2,861 million in 2000 as compared to $1,374 million for 1999, an increase of approximately 108%. The increase is primarily attributable to the $1,714 million of net proceeds received for the Company's initial public offering and financing the acquisition of assets from PEPCO in 2000. This compares to financing activities during 1999 which included $1,730 million of proceeds from the issuance of short-term and long-term debt to fund the acquisitions of California and New York. These inflows were partially offset by $491 million in payments of long-term debt, $503 million of dividends and return of capital paid to Southern Company and $28 million in dividends to minority interests during 2000.

     Mirant expects its cash and financing needs over the next several years to be met through a combination of cash flows from operations and debt and equity financings. Mirant has generally financed the operations of its regional businesses and their projects primarily using financing arrangements requiring loans to be repaid solely from cash flows at either the regional or project level. Credit documents at subsidiaries financed in this manner often restrict the ability to pay dividends and management fees periodically to Mirant when the respective subsidiary fails to meet certain minimum criteria such as making timely payments of debt service, not meeting debt service coverage ratio thresholds, and certifying that there is no default or event of default under the relevant credit documents. There may also be additional limitations that are adapted to the particular characteristics of each project affiliate.

     As of December 31, 2000, sources of liquidity included the April 1999 $800 million Citibank credit facility (facilities B and C), the June 2000 $1.0 billion Bank of America credit facility and the August 2000 $100 million Wachovia letter of credit facility. Additionally, Mirant entered into a $650 million loan agreement with CSFB in September 2000 intended to partially finance its acquisition of the PEPCO assets. Mirant's existing facilities and cash position, along with existing credit facilities at its subsidiaries and others, currently being arranged to finance construction costs, are expected to provide sufficient liquidity for new investments, working capital and capital expenditures, including letters of credit, through 2001. As of December 31, 2000, Mirant had drawn $200 million under the September $650 million CSFB credit facility and issued letters of credit totaling $406 million and $86 million under the April 1999 $800 million Citibank credit facility and the August 2000 $100 million Wachovia letter of credit facility, respectively. Additionally, Mirant held $472 million in unrestricted cash at Mirant, most of which was earmarked for future payments associated with the assumption of transition power agreements and power purchase agreements from PEPCO.

     Mirant has obtained consent from the required majority of its lenders for each of its facilities to amend the respective credit agreements such that there is no event of default when Southern distributes Mirant's shares. Mirant has also obtained similar consents from project lenders where applicable.

     Mirant plans to seek proposals in the first half of 2001 for credit facilities that will replace some existing Mirant corporate bank facilities that would come due in 2001, unless Mirant elects to exercise term out options of one year or more. New credit facilities will be designed to provide working capital, letters of credit and interim financing for smaller investments. Mirant expects to size new credit facilities to provide a significant amount of additional liquidity for unforeseen needs. A portion of funds drawn under the credit facilities may be replaced by a capital markets issue later in 2001.

     Any projects Mirant develops in the future and those assets Mirant may seek to acquire, are likely to require substantial capital investment. Mirant expects to finance new investment primarily at the project or subsidiary level. Mirant's ability to arrange financing on a substantially non-recourse basis is dependent on numerous factors. However, Mirant may have to provide more financial support for the project entity or at a subsidiary level to satisfy its future capital needs.

     The market price of Mirant's common stock at December 31, 2000 was $28.31 per share and the book value was $12.21 per share based on the 338.7 million shares outstanding at December 31, 2000, representing a market-to-book ratio of 232%.

Commitments and Capital Expenditures

  Energy Marketing and Risk Management

     Mirant has approximately $877 million in trade credit support commitments related to its energy marketing and risk management activities as of December 31, 2000. Mirant has also guaranteed the performance of its obligations under a multiyear agreement entered into by Mirant with Brazos Electric Power Cooperative ("Brazos"). Under the agreement, effective January 1999, Mirant provides all the electricity required to meet the needs of the distribution cooperatives served by Brazos. Also, Mirant is entitled to the output of Brazos' generation facilities and its rights to electricity under power purchase agreements Brazos has entered into with third parties. Mirant's guarantee was $75 million for the first year of the agreement and declines by $5 million per year to $55 million in the fifth year of the agreement.

     To the extent that Mirant does not maintain an investment grade rating, it would be required to provide alternative collateral to certain counterparties. Such collateral might be in the form of letters of credit. Performance guarantees assure a subsidiary's performance of contractual obligations whether it is commodity delivery or payment.

     Mirant has a $64 million guarantee outstanding at December 31, 2000 related to Pan Alberta Gas, Ltd.

     Vastar, a subsidiary of BP Amoco, and Mirant had issued certain financial guarantees made in the ordinary course of business, on behalf of MAEM's counterparties, to financial institutions and other credit grantors. Mirant has agreed to indemnify BP Amoco against losses under such guarantees in proportion to Vastar's former ownership percentage of MAEM. At December 31, 2000, such guarantees amounted to approximately $312 million.

     MAEM has a contract with BP Amoco through December 31, 2007 to purchase the natural gas that would have been produced by Vastar (now a unit of BP Amoco) in Canada, Mexico, and the contiguous states of the United States. The negotiated purchase price of delivered gas is generally equal to the daily spot rate prevailing at each delivery point. As part of Mirant's acquisition of Vastar's 40% interest in MAEM, Mirant agreed to amend the gas purchase and sale agreement whereby BP Amoco is obligated to deliver fixed quantities at identified delivery points. The agreement will continue to be in effect through December 31, 2007. The amendment became effective November 1, 2000.

  Turbine Purchases and Other Construction-Related Commitments

     Mirant, either directly or indirectly through its subsidiaries, had commitments outstanding at December 31, 2000, to purchase 94 turbines and equipment packages, with an anticipated total capacity of approximately 18,310 MW. Mirant has options to purchase up to an additional 26 turbines, with an anticipated total capacity of approximately 7,100 MW. Minimum termination amounts under the contracts were $196 million at December 31, 2000. If all the turbines are purchased as planned, the total payments under these purchase agreements and the related long-term service agreements would amount to $3,240 million at December 31, 2000.

     Mirant has entered into firm commitments to meet ongoing construction obligations at its projects, including contracts for materials purchases and engineering, procurement and construction-related services. These commitments at December 31, 2000 totaled approximately $474 million.

  Long-term Service Agreements

     Mirant has entered into long-term service agreements for the maintenance and repair of its combustion turbine or combined cycle generating plants. These agreements may be terminated in the event a planned construction project is cancelled. Minimum termination amounts under the agreements were $168 million at December 31, 2000. At December 31, 2000, the amount committed for construction projects in process is approximately $2,255 million.

  Power Purchases Agreements

     Under the asset purchase and sale agreement for PEPCO, Mirant assumed the obligations and benefits of five power purchase agreements with a total capacity of 735 MW.

  Operating Leases

     Mirant has commitments under operating leases with various terms and expiration dates. Expenses associated with these commitments totaled approximately $17 million, $17 million, and $25 million during the years ended December 31, 2000, 1999 and 1998, respectively.

     Mirant entered into lease transactions that provided $1.5 billion, net of associated expenses, of the purchase price at the closing of the PEPCO transaction. The leases will be treated as operating leases for book purposes whereby one of Mirant's subsidiaries will record periodic lease rental expenses. Mirant has the following annual amounts committed for long-term service, turbine purchases, fuel, power purchases and operating leases (in millions):


                                Long-Term        Turbine
      Fiscal Year Ended:         Service        Purchase          Fuel       Power Purchase   Operating
                                Agreements     Commitments     Commitments     Agreements       Leases
                                ----------     -----------     -----------   --------------   ---------
      2001....................  $    23          $ 1,048        $   184           $ 26        $    219
      2002....................       67            1,320            180             11             191
      2003....................      119              712             55              0             170
      2004....................      174              136             54              0             141
      2005....................      180               24             55              0             136
      Thereafter..............    1,692                0             75              0           2,479
                                -------          -------        -------           ----        --------
        Total minimum payments  $ 2,255          $ 3,240        $   603           $ 37        $  3,336
                                =======          =======        =======           ====        ========

Litigation and Other Contingencies

  Companhia Energetica de Minas Gerais ("CEMIG"):

     In September 1999, the state of Minas Gerais, Brazil, filed a lawsuit in a state court seeking temporary relief against Southern Electric Brasil Participacoes, Ltda. ("SEB") exercising voting rights under the shareholders' agreement, between the state and SEB regarding SEB's interest in CEMIG, as well as a permanent rescission of the agreement. On March 23, 2000, a state court in Minas Gerais ruled that the shareholder agreement was invalid. SEB has appealed that decision and a second decision by the same court invalidating the shareholder agreement in a case brought by employees of CEMIG against the state of Minas Gerais. Mirant believes that this is a temporary situation and expects that the shareholders' agreement will be fully restored. Failure to prevail in this matter would limit Mirant's influence on the daily operations of CEMIG. However SEB would still have 33% of the voting shares of CEMIG and hold 4 of 11 seats on CEMIG's board of directors. SEB's economic interest in CEMIG would not be affected. The significant rights SEB would lose relate to supermajority rights and the right to participate in the daily operations of CEMIG. SEB obtained financing from Banco Nacional de Desenvolvimento Economico e Social (BNDES) for approximately 50% of the total purchase price of the CEMIG shares which is secured by a pledge of SEB's shares in CEMIG. The interest payment originally due May 15, 2000, in the amount of $107.8 million, has been deferred until May 15, 2001.

  State Line Energy, L.L.C. ("State Line"):

     On July 28, 1998, an explosion occurred at State Line causing a fire and substantial damage to the plant. The precise cause of the explosion and fire has not been determined. Thus far, seven personal injury lawsuits have been filed against Mirant, five of which were filed in Cook County, Illinois. Mirant filed a motion to dismiss these five cases in 1998 for lack of "in personam" jurisdiction. The motion was denied in August 1999. In October 1999, the Appellate Court of Illinois granted Mirant's petition for leave to appeal. The outcome of these proceedings cannot now be determined and an estimated range of loss cannot be made.

  Mobile Energy Services Company,  L.L.C. ("Mobile Energy"):

     Mobile Energy is the owner of a facility that generates electricity, produces steam and in the past processed black liquor as part of a pulp and paper complex in Mobile, Alabama. On January 14, 1999, Mobile Energy and
Mobile Energy Services Holdings, Inc., which guaranteed debt obligations of Mobile Energy, filed voluntary petitions in the United States Bankruptcy Court for the Southern District of Alabama, seeking protection under Chapter 11 of the United States Bankruptcy Code. Southern Company has guaranteed certain potential environmental and certain other obligations of Mobile Energy that represent a maximum contingent liability of $19 million as of December 31, 2000. A major portion of the maximum contingent liability escalates at the rate equal to the producer price index. As part of its separation from Southern Company, Mirant has agreed to indemnify Southern Company for any obligations incurred under such guarantees.

     An amended plan of reorganization was filed by Mobile Energy and Mobile Energy Services Holdings on February 21, 2001. This amended plan proposes to cancel the existing taxable and tax-exempt bond debt of Mobile Energy and transfer ownership of Mobile Energy and Mobile Energy Services Holdings to the holders of that debt. Approval of that proposed plan of reorganization would result in a termination of Southern Company's direct and indirect ownership interests in both entities, but would not affect Southern Company's continuing guarantee obligations that are described above. The final outcome of this matter cannot now be determined.

  California:

     Reliability-Must-Run Agreements: Mirant subsidiaries acquired generation assets from Pacific Gas & Electric ("PG&E") in April 1999, subject to reliability-must-run agreements. These agreements allow the California Independent System Operator Corporation ("CAISO"), under certain conditions, to require certain Mirant subsidiaries to run the acquired generation assets in order to support the reliability of the California electric transmission system. Mirant assumed these agreements from PG&E prior to the outcome of a Federal Energy Regulatory Commission ("FERC") proceeding initiated in October 1997 that will determine the percentage of a $158.8 million annual fixed revenue requirement to be paid to Mirant by the CAISO under the reliability-must-run agreements. This revenue requirement was negotiated as part of a prior settlement of a FERC rate proceeding. Mirant contends that the amount paid by the CAISO should reflect an allocation based on the CAISO's right to call on the units (as defined by the reliability-must-run agreements) and the CAISO's actual calls. This approach would result in annual payments by the CAISO of approximately $120 million, or 75% of the settled fixed revenue requirement. The decision in this case will affect the amount the CAISO will pay to Mirant for the period from June 1,1999 through December 31, 2001. On June 7, 2000, the administrative law judge presiding over the proceeding issued an initial decision in which responsibility for payment of approximately 3% of the revenue requirement was allocated to the CAISO. On July 7, 2000, Mirant appealed the administrative law judge's decision to the FERC. The outcome of this appeal cannot be determined. A final FERC order in this proceeding may be appealed to the U.S. Court of Appeals.

     If Mirant is unsuccessful in its appeal of the administrative law judge's decision, it will be required to refund certain amounts of the revenue requirement paid by the CAISO for the period from June 1, 1999 until the final disposition of the appeal. The amount of this refund as of December 31, 2000 would have been approximately $138 million, however, there would have been no effect on net income for 2000. This amount does not include interest that may be payable in the event of a refund. If Mirant is unsuccessful in its appeal, it plans to pursue other options available under the reliability-must-run agreements to mitigate the impact of the administrative law judge's decision upon its future operations. The outcome of this appeal is uncertain, and Mirant cannot provide assurance that it will be successful.

     CAISO and PX Price Caps: Beginning in May 2000, wholesale energy prices in the California markets increased to levels well above 1999 levels. In response, on June 28, 2000, the CAISO Board of Governors reduced the price cap applicable to the CAISO's wholesale energy and ancillary services markets from $750/Mwh to $500/Mwh. The CAISO subsequently reduced the price cap to $250/Mwh on August 1, 2000. During this period, however, the California Power Exchange Corporation ("PX") maintained a separate price cap set at a much higher level applicable to the "day-ahead" and "day-of" markets administered by the PX. On August 23, 2000, the FERC denied a complaint filed August 2, 2000 by San Diego Gas & Electric Company (SDG&E) that sought to extend the CAISO's $250 price cap to all California energy and ancillary service markets, not just the markets administered by the CAISO. However, in its order denying the relief sought by SDG&E, the FERC instructed its staff to initiate an investigation of the California power markets and to report its findings to the FERC and held further hearing procedures in abeyance pending the outcome of this investigation.

     On November 1, 2000, the FERC released a Staff Report detailing the results of the Staff investigation, together with an "Order Proposing Remedies for California Wholesale Markets" ("November 1 Order"). In the November 1 Order, the FERC found that the California power market structure and market rules were seriously flawed, and that these flaws, together with short supply relative to demand, resulted in unusually high energy prices. The November 1 Order proposed specific remedies to the identified market flaws, including: (a) imposition of a so-called "soft" price cap at $150/MWh to be applied to both the PX and CAISO markets, which would allow bids above $150/MWh to be accepted, but will subject such bids to certain reporting obligations requiring sellers to provide cost data and/or identify applicable opportunity costs and specifying that such bids may not set the overall market clearing price, (b) elimination of the requirement that the California utilities sell into and buy from the PX, (c) establishment of independent non-stakeholder governing boards for the CAISO and the PX, and (d) establishment of penalty charges for scheduling deviations outside of a prescribed range. In the November 1 Order the FERC established October 2, 2000, the date 60 days after the filing of the SDG&E complaint, as the "refund effective date." Under the November 1 Order rates charged for service after that date through December 31, 2002 will remain subject to refund if determined by the FERC not to be just and reasonable. While the FERC concluded that the Federal Power Act and prior court decisions interpreting that act strongly suggested that refunds would not be permissible for charges in the period prior to October 2, 2000, it noted that it was willing to explore proposals for equitable relief with respect to charges made in that period.

     On December 15, 2000, the FERC issued a subsequent order that affirmed in large measure the November 1 Order (the "December 15 Order"). Various parties have filed requests for administrative rehearing and for judicial review of aspects of the FERC's December 15 Order. The outcome of these proceedings, and the extent to which the FERC or a reviewing court may revise aspects of the December 15 Order or the extent to which these proceedings may result in a refund of or reduction in the amounts charged by Mirant's subsidiaries for power sold in the CAISO and PX markets, cannot be determined at this time, and Mirant cannot determine what affect any action by the FERC will have on its financial condition.

  California Power Markets:

     Department of Energy Order: On December 14, 2000, the Secretary of the Department of Energy ("DOE") ordered that certain suppliers of electricity provide electricity to the CAISO for delivery to California utility companies when the CAISO certified that there was inadequate electrical supply. Subsequent orders extended this requirement to February 7, 2001. The DOE orders expired at that time and have not been renewed. Mirant subsidiaries were called upon by the CAISO to provide power to the CAISO under the DOE orders.

     Proposed CAISO and PX Tariff Amendments: On January 4, 2001, the CAISO filed for approval of a tariff amendment whereby its credit rating requirements for certain electricity purchasers would be reduced. The action was taken in response to reports that Moody's and S&P were on the verge of reducing the credit ratings of Southern California Edison ("SCE") and PG&E to ratings that would not allow SCE and PG&E to purchase electricity from the CAISO unless they posted collateral for their purchases. In its filing, the CAISO announced its intention to implement the reduced credit requirements immediately in order to ensure the reliability of the California power grid. On January 5, 2001, the PX filed a similar request with respect to the PX's tariffs as the CAISO had requested on January 4. On February 14, 2001, the FERC ruled that the tariff amendment requested by the PX should be rejected because it had ceased to operate its day-ahead and day-of markets. With respect to the CAISO's request, the FERC allowed the CAISO to amend its tariff to remove the credit-worthiness requirements only with respect to the scheduling by a utility purchaser from the CAISO of power from generation owned by that purchaser. The FERC rejected the proposed amendment with respect to purchases by the CAISO from third-party suppliers. The application of this ruling by the FERC to the CAISO's purchases under its emergency dispatch authority is currently being disputed.

     Defaults by SCE and PG&E: On January 16 and 17, 2001, SCE's and PG&E's credit and debt ratings were lowered by Moody's and S&P to "junk" or "near junk" status. On January 16, 2001, SCE indicated that it would suspend indefinitely certain obligations including a $215 million payment due to the PX and a $151 million payment due to a qualifying facility. On January 30, 2001, the PX suspended operation of its "day ahead" and "day of" markets. On February 1, 2001, PG&E indicated that it intended to default on payments of over $1 billion due to the PX and qualifying facilities.

     DWR Power Purchases: On January 17, 2001, the Governor of California issued an emergency proclamation giving the California Department of Water Resources ("DWR") authority to enter into arrangements to purchase power in order to mitigate the effects of electrical shortages in the state. The DWR began purchasing power under that authority the next day. On February 1, 2001, the Governor of California signed Assembly Bill No. 1X authorizing the DWR to purchase power in the wholesale markets to supply retail consumers in California on a long-term basis. The Bill became effective immediately upon its execution by the Governor. The Bill did not, however, address the payment of amounts owed for power previously supplied to the CAISO or PX for purchase by SCE and PG&E. The CAISO and PX have not paid the full amounts owed to MAEM for power delivered to the CAISO and PX in prior months and are expected to pay less than the full amount owed on further obligations coming due in the future for power provided to the PX or the CAISO for sales that were not arranged by the DWR.

     Mirant through its subsidiaries has approximately 3000 MW of generating capacity in California. This includes facilities which operate during periods of higher-than-average (intermediate load) and very high (peak) demand levels. Mirant's California subsidiaries generated an amount equivalent to about 4% of the total California energy consumption in 2000. The Company's combined receivables from both the PX and the CAISO as of December 31, 2000 and as of late February 2001 (unaudited) were approximately $375 million and $385 million (unaudited), respectively, net of settlements due to the PX. There are other sources of collateral and revenues which could potentially provide additional offset to this net receivable listed above. On a going-forward basis, Mirant does not expect a material portion of its income to be derived from receivables due from the PX and CAISO attributable to purchases on behalf of non-credit-worthy entities in California. In addition, Mirant has taken a provision which it believes adequately covered its exposure as of December 31,

2000 related to the increased credit and payment risks associated with the California power situation. The Company continues to monitor the situation in California and will re-evaluate the amount of the provision needed at the end of the first quarter of 2001.

     Attorney General and California Public Utilities Commission Investigations. The California Public Utilities Commission ("CPUC") and the California Attorney General's office have each launched investigations into the California energy markets that have resulted in the issuance of subpoenas to several Mirant entities. The CPUC issued one subpoena to Mirant entities in mid-August of 2000 and one in September of 2000. In addition, the CPUC has had personnel onsite on a periodic basis at Mirant's California generating facilities since December, 2000. The California Attorney General issued its subpoena to Mirant in February of 2001 under the following caption: "In the Matter of the Investigation of Possibly Unlawful, Unfair, or Anti-Competitive Behavior Affecting Electricity Prices in California." Each of these subpoenas, as well as the plant visits, could impose significant compliance costs On Mirant or its subsidiaries. Despite various measures taken to protect the confidentiality of sensitive information provided to these agencies, there remains a risk of governmental disclosure of the confidential, proprietary, and trade secret information obtained by the CPUC and the Attorney General through this process. While Mirant will vigorously defend any claims of potential civil liability or criminal wrong-doing asserted against it or its subsidiaries, the results of such investigations cannot now be determined.

     California Class Action Litigation: Five lawsuits have been filed in the superior courts of California alleging that certain owners of electric generation facilities in California and energy marketers, including Mirant Corporation, Mirant Americas Energy Marketing, LP, Mirant Delta, Mirant Potrero, and Southern Company, engaged in various unlawful and anticompetitive acts that served to manipulate wholesale power markets and inflate wholesale electricity prices in California. Four of the suits seek class action status. One lawsuit alleges that, as a result of the defendants' conduct, customers paid approximately $4 billion more for electricity than they otherwise would have and seeks an award of treble damages, as well as other injunctive and equitable relief. The other suits likewise seek treble damages and equitable relief. While two of the suits name Southern Company as a defendant, it appears that the allegations, as they may relate to Southern Company and its subsidiaries, are directed to activities of subsidiaries of Mirant Corporation. One such suit names Mirant Corporation itself as a defendant. Southern Company has notified Mirant of its claim for indemnification for costs associated with these actions under the terms of the Master Separation Agreement that governs the separation of Mirant from Southern Company, and Mirant has undertaken the defense of all of the claims. The final outcome of the lawsuits cannot now be determined.

  Environmental Information Requests:

     Along with several other electric generators which own facilities in New York, in October 1999 Mirant New York received an information request from the State of New York concerning the air quality control implications of various repairs and maintenance activities of Mirant New York at its Lovett facility. Mirant New York responded fully to this request and provided all of the information requested by the State. The State of New York issued notices of violation to some of the utilities being investigated. The state issued a notice of violation to the previous owner of Plant Lovett, Orange and Rockland Utilities, alleging violations associated with the operation of Plant Lovett prior to the acquisition of the plant by Mirant New York. To date, Mirant New York has not received a notice of violation. Mirant NY disagrees with the allegations of violations in the notice of violation issued to the previous owner. The notice of violation does not specify corrective actions which the
State of New York may require. Under the sales agreement with Orange and Rockland Utilities for Plant Lovett, Orange and Rockland Utilities is responsible for fines and penalties arising from historical operations, but Mirant New York may be responsible for the cost of purchasing and installing emission control equipment, the cost of which may be material. Mirant New York is engaged in discussions with the State to explore a resolution of this matter.

     In January 2001, U.S. Environmental Agency, Region 3 issued a request for information to Mirant Mid-Atlantic concerning the air permitting implications of past repair and maintenance activities at its Potomac River plant in Virginia and Chalk Point, Dickerson and Morgantown plants in Maryland. Mirant Mid-Atlantic is in the process of responding fully to this request.

  Bewag:

     On August 10, 2000, E.on Energie announced that it had reached an agreement with Hamburgische Electricitaets-Werke AG (HEW) to sell E.on Energie's 49% share of Bewag effective January 1, 2001. Mirant, through its subsidiaries, had previously made an offer to purchase E.on Energie's 49% interest in Bewag. On August 14, 2000, at the request of the State of Berlin, the Berlin district court issued a temporary injunction preventing E.on Energie from selling part of its stake in Bewag, as it had not obtained the approval of the State of Berlin. This temporary injunction was extended by the Berlin high court on August 16, 2000. On August 15, 2000, the Berlin high court issued a separate preliminary injunction, at Mirant's request, to prevent the sale of E.on Energie's shares in Bewag to HEW. This injunction was upheld on December 4, 2000. The matter is currently scheduled for binding arbitration. E.on Energie has submitted a counterclaim to the arbitrator seeking recovery of damages it claims it suffered as a result of the injunction issued by the Berlin court. The first meeting of the parties with the arbitrators is scheduled for March 9, 2001. Upon E.on Energie's request, Mirant instituted legal proceedings in the state court of Berlin seeking the same injunction as in the arbitration. Both proceedings are in their initial stage. Therefore, Mirant is uncertain as to the result of the pending proceedings. Mirant has also stated its desire to negotiate a settlement with E.on Energie and HEW with respect to a joint partnership with HEW regarding their combined shares in Bewag including the shares presently owned by E.on Energie.

  WPD and SWE Pension Issues:

     WPD and South Wales Electricity plc face potential regulatory issues related to their use of a pension surplus which was primarily utilized to offset the cost of providing early pensions to terminated employees. An independent pension arbitrator has issued a ruling directing that another industry employer should refund such amounts with interest to the Electricity Supply Pension Scheme (ESPS). This ruling is currently being appealed to the House of Lords. The ESPS provides pension and other related defined benefits, based on final pensionable pay, to substantially all employees throughout the electricity supply industry in the United Kingdom. The majority of both Western Power Distribution's and South Wales Electricity plc's employees are ESPS members. Mirant cannot provide assurance that this appeal will succeed or that neither Western Power Distribution nor South Wales plc will be required to refund to the ESPS any amounts previously used to fund early retirement costs, which management estimates to be approximately (pound)27 million (approximately $40 million). Under SFAS 87 "Employers' Accounting for Pensions," the Company does not anticipate any immediate impact to its net income.

  International Energy Limited Arbitration Award:

     In December 2000, an arbitration award was handed down against Mirant Asia Pacific ("MAP") relating to fees in the amount of $26 million owed to International Energy Limited ("IEL") for the Tanjung Jati project. The matter relates to an agreement with IEL entered into by MAP prior to Mirant's acquisition of MAP from Hopewell Holdings Ltd. ("HHL"). In 1997 MAP sold the Tanjung Jati project to HHL. Under the Sales Agreement, HHL provided an indemnity obligation from HHL for certain matters, including such matters as this claim. To date HHL has acknowledged the indemnity and defended the suit. Mirant fully expects HHL to perform its obligation to indemnify MAP for any liability incurred in connection with enforcement of the award.

Item 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Mirant is exposed to market risks, including changes in interest rates and currency exchange rates. Through various hedging mechanisms, the Company attempts to mitigate some of the impact of changes in energy prices, fuel costs, interest rates and exchange rates on its results of operations. To manage the volatility inherent in these market risks, the Company nets the exposures to take advantage of natural offsets. In addition, Mirant may enter into hedging transactions to mitigate the remaining exposures as part of its risk management program.

  Energy Commodity Price Risk

     Mirant's energy marketing and risk management subsidiaries enter into a variety of contractual commitments, such as swaps, swap options, cap and floor agreements, futures contracts, forward purchase and sale agreements, and option contracts. These contracts generally require future settlement and are either executed on an exchange or traded as Over-the-Counter ("OTC") instruments. Contractual commitments have widely varying terms and have durations that range from a few days to a number of years, depending on the instrument.

     The way in which Mirant accounts for and presents contractual commitments in its financial statements depends on both the type and purpose of the contractual commitment held or issued. As discussed in the summary of accounting policies, the Company records all contractual commitment used for trading purposes, including those used to hedge trading positions, at fair value. Consequently, changes in the amounts recorded in the Company's consolidated balance sheets resulting from movements in fair value are included in trading revenues in the period in which they occur. Mirant also engages in commodity related marketing and price risk management activities in order to hedge market risk and exposure to electricity and to natural gas, coal, and other fuels utilized by its generation assets. These financial instruments include primarily forwards, futures, and swaps. The gains and losses related to these derivatives are recognized in the same period as the settlement of underlying physical transaction. These realized gains and losses are included in operating revenues and operating expenses in the accompanying consolidated statement of income. Contractual commitments expose the Company to both market risk and credit risk.

  Interest Rate Risk

     The Company uses interest rate swaps to hedge underlying debt obligations. These swaps hedge specific debt issuances and currently qualify for hedge accounting. Consequently, the interest rate differential associated with a swap is reflected as an adjustment to interest expense over the life of the instruments. In August and September of 2000, MAGI entered into forward starting interest rate swaps intended to hedge anticipated bond issuances in 2001. Further, some of Mirant's other subsidiaries have entered into interest rate swaps in foreign currencies. These swaps are designated as hedges of those subsidiaries' related debt issuances in the same currency. If Mirant sustained a 100 basis point change in interest rates for all variable rate debt in all currencies, the change would affect net income by approximately $10 million, based on variable rate debt and derivatives, cash balances and other interest rate sensitive instruments outstanding at December 31, 2000.

  Foreign Currency Exchange Rate Risk

     Mirant uses long-term cross-currency agreements to hedge a significant portion of its net investments in both Western Power Distribution and Bewag. These cross-currency agreements hedge Mirant's cash exposure to fluctuations in the British Pound Sterling and Deutschemark exchange rates with the U.S. Dollar. The Company also has investments in various emerging market countries where the net investments are not hedged, including Chile, Trinidad and Tobago, the Bahamas, the Philippines and China. The Company relies on either contractual or regulatory links to the U.S. Dollar to mitigate currency risks attributable to these investments. As a result of these links to the U.S. Dollar, the Company does not believe it has a material cash exposure to changes in exchange rates between the U.S. Dollar and the currencies of these countries. The Company has also entered short-term forward agreements to hedge inter-company loans and equity provided to purchase a portion of Hyder. Mirant intends to roll these out into long-term cross-currency agreements similar to those used for investments in Western Power Distribution and Bewag.

     In addition, Mirant has currency exposure which it is unable to hedge related to its investment in CEMIG. Revenues at CEMIG and dividends from CEMIG are denominated in Brazilian Reals and a significant portion of debt incurred to finance CEMIG is required to be repaid in other currencies. CEMIG's agreements with the Brazilian government provide for rate increases in the event of a devaluation of the Real and indexes power purchases to the U.S. dollar. These agreements provide the Company some protection against a devaluation of the Real; however, it does not completely cover its exposure. For example, the devaluation of the Real in January 1999 resulted in a write down of $83 million, net of income tax effects, in the currency translation account category included in Mirant's equity accounts.

     Mirant utilizes currency swaps and forward agreements to hedge U.S. dollar-denominated debt issued by its Southern Investments UK and Hyder plc affiliates. These swaps offset the dollar cash flows, thereby effectively converting debt to the respective subsidiary's functional currency. Gains and losses related to qualified hedges of foreign currency firm commitments are deferred and included in the basis of the underlying transactions. To the extent that a qualifying hedge is terminated or ceases to be effective as a hedge, any deferred gains and losses to that point continue to be deferred and are included in the basis of the underlying transaction.

     Mirant has hedge transactions that may not continue to qualify for hedge accounting under the Financial Accounting Standards Board ("FASB") proposed Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133") and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities an Amendment of FASB Statement No. 133" ("SFAS No. 138").

     Mirant measures currency earnings risk related to its international holdings based on changes in foreign currency rates using a sensitivity analysis. The sensitivity analysis measures the potential loss in earnings based on a hypothetical 10% change in currency exchange rates. The Company used exchange rates and currency positions as of December 31, 2000 to perform the sensitivity analysis. Such analysis indicates that a hypothetical 10% change in foreign currency exchange rates would have decreased net income by approximately $6 million had the U.S. Dollar exchange rate increased relative to the currencies with which Mirant had exposure.

     For all derivative financial instruments, the Company is exposed to losses in the event of nonperformance by counterparties to these derivative financial instruments. The Company has established controls to determine and monitor the creditworthiness of counterparties to mitigate its exposure to counterparty credit risk.

  Interest and Currency Swaps

     Mirant's policy is to manage interest expense using a combination of fixed and variable rate debt. To manage this mix in a cost-efficient manner, Mirant enters into interest rate swaps in which it agrees to exchange, at specified intervals, the difference between fixed and variable interest amounts calculated by reference to an agreed-upon notional principal amount. These swaps are designated to hedge underlying debt obligations. For qualifying hedges, the interest rate differential is reflected as an adjustment to interest expense over the life of the swaps. Gains and losses resulting from the termination of qualified hedges prior to their stated maturities are recognized ratably over the remaining life of the instrument being hedged.

     Currency swaps are used by Mirant to hedge its net investment in certain foreign subsidiaries. Gains or losses on these currency swaps designated as hedges of net investments are offset against the translation effects reflected in other comprehensive income, net of tax. Currency forwards are used to hedge contracts denominated in a foreign currency.

     The interest rates noted in the following table represent the range of fixed interest rates that Mirant pays on the related interest rate swaps. On virtually all of these interest rate swaps, Mirant receives floating interest rate payments at LIBOR. The currency derivatives mitigate Mirant's exposure arising from certain foreign currency transactions.

                              Year of Maturity    Interest       Number of     Notional    Unrecognized
Type                           or Termination       Rates     Counterparties    Amount      Gain (Loss)
----                           --------------       -----     --------------    ------      -----------
                                                                                    (in millions)
Interest rate swaps               2002-2012      6.55%-7.12%         9          $2,150     $ (110)
                                  2002-2007      4.98%-5.79%         2           DM691       $ (5)
Cross currency swaps                   2002               -          2       (pound)44          1
Cross currency swaption                2003               -          2           DM338         24
Currency forwards                 2001-2003               -          1           CAD19          -
                                       2001               -          4      (pound)116         (5)
                                                                                           ---------
                                                                                           $  (95)
    (pound) - Denotes British Pounds Sterling.
         DM - Denotes Deutschemark.
        CAD - Denotes Canadian Dollars.

     The unrecognized gain/loss for interest rate swaps is determined based on the estimated amount that Mirant would receive or pay to terminate the swap agreement at the reporting date based on third-party quotations. The unrecognized gain/loss for cross-currency financial instruments is determined based on current foreign exchange rates. As indicated in the previous table, if the existing derivative financial instruments at December 31, 2000 had been discontinued or Mirant counterparties defaulted on those dates, Mirant would have recognized losses of approximately $95 million. However, at December 31, 2000, Mirant believes that its exposure to credit risk due to nonperformance by the counterparties to its financial derivatives is not material, based on the investment grade rating of the counterparties.

  Market Risk

     Market risk is the potential loss that Mirant may incur as a result of changes in the fair value of a particular instrument or commodity. All financial and commodities-related instruments, including derivatives, are subject to market risk. Mirant's exposure to market risk is determined by a number of factors, including the size, duration, composition, and diversification of positions held and the absolute and relative levels of interest rates, as well as market volatility and liquidity. For instruments such as options, the time period during which the option may be exercised and the relationship between the current market price of the underlying instrument and the option's contractual strike or exercise price also affects the level of market risk. The most significant factor influencing the overall level of market risk to which Mirant is exposed is its use of various risk management techniques. Mirant manages market risk by actively monitoring compliance with stated risk management policies as well as monitoring the effectiveness of its hedging policies and strategies through its risk oversight committees. Mirant's risk oversight committees review and monitor compliance with risk management policies that limit the amount of total net exposure and rolling net exposure during the stated periods. These policies, including related risk limits, are approved by the Group Boards of Directors and are regularly assessed by management to ensure their appropriateness given Mirant's objectives. Mirant's corporate risk control officer is a member of the Group risk oversight committees to ensure that information is communicated to Mirant's senior management and audit committee as needed.

     Mirant uses a systematic approach to the evaluation and management of risk associated with its marketing and risk management-related commodity contracts, including value-at-risk ("VAR"). VAR is defined as the maximum loss that is not expected to be exceeded with a given degree of confidence and within a specified holding period.

     Mirant uses a 95% confidence interval and holding periods that vary by commodity and tenor to evaluate its risks with respect to VAR. Based on a 95% confidence interval and employing a one-day holding period for all positions, Mirant's portfolio of positions had a VAR of $25.6 million at December 31, 2000. During 2000, the actual daily change in fair value never exceeded this daily VAR calculation. Mirant also utilizes additional risk control mechanisms such as commodity position limits and stress testing.

     The fair values of Mirant's assets from risk management activities recorded in the consolidated balance sheets at December 31, 2000, were comprised primarily of approximately 52% electricity and 45% natural gas. The fair values of the liabilities from risk management activities recorded in the consolidated balance sheets at December 30, 2000, were comprised primarily of approximately 52% electricity and 45% natural gas.

  Credit Risk

     In conducting its energy marketing and risk management activities, Mirant regularly transacts business with a broad range of entities and a wide variety of end users, trading companies, and financial institutions. Credit risk is measured by the loss Mirant would record if its counterparties failed to perform pursuant to the terms of their contractual obligations and the value of collateral held, if any, were not adequate to cover such losses. Mirant has established controls to determine and monitor the creditworthiness of counterparties, as well as the quality of pledged collateral, and uses master netting agreements whenever possible to mitigate Mirant's exposure to counterparty credit risk. Master netting agreements enable Mirant to net certain assets and liabilities by counterparty. Mirant also nets across product lines and against cash collateral, provided such provisions are established in the master netting and cash collateral agreements. Additionally, Mirant may require counterparties to pledge additional collateral when deemed necessary.

     Concentrations of credit risk from financial instruments, including contractual commitments, exist when groups of counterparties have similar business characteristics or are engaged in like activities that would cause their ability to meet their contractual commitments to be adversely affected, in a similar manner, by changes in the economy or other market conditions. Mirant monitors credit risk on both an individual basis and a group counterparty basis.

     No single counterparty represents 10% or more of Mirant's credit exposure at December 31, 2000. Mirant's overall exposure to credit risk may be impacted, either positively or negatively, because its counterparties may be similarly affected by changes in economic, regulatory, or other conditions.

Accounting Pronouncements

     In June 2000, the FASB issued SFAS No. 138, an amendment of SFAS No. 133,. SFAS No. 133, as amended, establishes accounting and reporting standards for derivative instruments, and for hedging activities. The Statement requires that certain derivative instruments be recorded in the balance sheet as either assets or liabilities measured at fair value, and that changes in the fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Mirant adopted the provisions of SFAS No. 133, as amended, on January 1, 2001 and such adoption is expected to result in a cumulative after-tax reduction in other comprehensive income of approximately $300 million in the first quarter of fiscal year 2001. Mirant anticipates that SFAS No. 133 will increase the volatility in other comprehensive income because the derivative instruments are valued based on market indices. The adoption will also impact assets and liabilities recorded on the balance sheet.

     The application of SFAS No. 133 is still evolving and further guidance from the FASB is expected. In particular, there are two implementation questions that remain unresolved by the FASB that specifically relate to Mirant's industry. The first issue relates to the unplanned netting of electricity transactions with the same counterparty (referred to as a "bookout") which is used in the electric utility industry as a scheduling convenience when two utilities happen to have offsetting transactions. The FASB has yet to conclude on whether bookouts represent gross settlement or net settlement.

     If bookouts are determined to be net settlement features, then the related contracts cannot qualify for the normal purchases and sales exception; however, if a bookout is viewed by the FASB to be viewed as gross settlement, the contract would qualify for this normal purchases and sales exception.

     The second issue relates to capacity contracts. A unique characteristic of the electric utility industry is that electricity cannot be stored and as a result, contracts to buy and sell electricity generally allow the purchaser some flexibility in determining when to take electricity, as well as the quantity to take, in order to match power delivery to fluctuating demand. Such power contracts typically include a charge (the capacity or demand charge) to recover the significant cost of related plant and financing and also a separate charge to recover the variable cost of producing power (the energy charge). The FASB has yet to conclude on whether such contracts should uniquely qualify for the normal purchases and normal sales exception even though they appear to give the buyer some optionality, SFAS No. 133 does not allow option contracts to qualify for the normal purchases and sales exception.

     Mirant's SFAS No. 133 current accounting policies assume that bookouts qualify for the normal purchases and sales exception. Additionally, Mirant's accounting policies assume that contracts containing capacity and energy charges qualify for the normal purchases and sales exception. When established, the final conclusions from the FASB concerning these two issues may have additional impacts on Mirant's financial statements.

     During 2000, the Company adopted EITF Issue No. 00-17, "Measuring the Fair Value of Energy-Related Contracts in Applying Issue No. 98-10" without material impact on its earnings or financial position. This EITF provides additional clarification to companies in the energy industry in accounting for energy trading and risk management contracts.

               Special note regarding forward-looking statements:

     The information presented in this Form 8-K includes forward-looking statements, in addition to historical information. These statements involve known and unknown risks and relate to future events, Mirant's future financial performance or projected business results. In some cases, forward-looking statements by terminology may be identified by statements such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "targets," "potential" or "continue" or the negative of these terms or other comparable terminology.

     Forward-looking statements are only predictions. Actual events or results may differ materially from any forward-looking statement as a result of various factors, which include: (i) legislative and regulatory initiatives regarding deregulation, regulation or restructuring of the electric utility industry;
(ii) the extent and timing of the entry of additional competition in the markets of Mirant's subsidiaries and affiliates; (iii) Mirant's pursuit of potential business strategies, including acquisitions or dispositions of assets or internal restructuring; (iv) state, federal and other rate regulations in the United States and in foreign countries in which Mirant's subsidiaries and affiliates operate; (v) changes in or application of environmental and other laws and regulations to which Mirant and its subsidiaries and affiliates are subject; (vi) political, legal and economic conditions and developments in the United States and in foreign countries in which Mirant's subsidiaries and affiliates operate; (vii) financial market conditions and the results of Mirant's financing efforts; changes in commodity prices and interest rates; weather and other natural phenomena; (viii) performance of Mirant's projects undertaken and the success of efforts to invest in and develop new opportunities; (ix) unanticipated developments in the California power markets, including, but not limited to, unanticipated governmental intervention, deterioration in the financial condition of counterparties, default on receivables due, adverse results in current or future litigation and adverse changes in the tariffs of the California Power Exchange Corporation or California Independent System Operator Corporation, and (x) other factors, discussed elsewhere herein and in other reports (including Mirant's Form S-1 filed September 27, 2000 and Mirant's Form 10-K) filed from time to time by Mirant with the SEC.

     Although Mirant believes that the expectations reflected in the forward looking statements are reasonable, Mirant cannot guarantee future results, events, levels of activity, performance or achievements. Mirant does not undertake a duty to update any of the forward-looking statements.

                    Report of Independent Public Accountants

To Mirant Corporation:

     We have audited the accompanying consolidated balance sheets of MIRANT CORPORATION (a Delaware corporation) AND SUBSIDIARIES (formerly Southern Energy, Inc.) as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mirant Corporation and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

/s/ Arthur Andersen LLP

Atlanta, Georgia
February 28, 2001



                          Mirant Corporation and Subsidiaries
                              Consolidated Balance Sheets
                              December 31, 2000 and 1999
                                     (In Millions)


ASSETS                                                                2000      1999
                                                                   --------  --------
Current Assets:
Cash and cash equivalents......................................... $  1,280  $    323
Receivables:
  Customer accounts, less provision for uncollectibles of
   $72 and $23 for 2000 and 1999, respectively....................    3,399       236
  Other, less provision for uncollectibles of $22 and $21
    for 2000 and 1999, respectively...............................      629       341
  Notes receivable ...............................................      365       139
Assets from risk management activities (Note 9)...................    2,678         1
Deferred income taxes (Note 8) ...................................      275         -
Other.............................................................      526       245
                                                                   --------  --------
    Total current assets..........................................    9,152     1,285
                                                                   --------  --------
Property, Plant and Equipment (Notes 2 and 4):....................    3,648     4,147
Less accumulated provision for depreciation.......................     (228)     (421)
                                                                   --------  --------
                                                                      3,420     3,726
Leasehold interests, net of accumulated amortization of $216
  and $137 for 2000 and 1999, respectively (Note 1)...............    1,843     1,934
Construction work in progress.....................................      418       365
                                                                   --------  --------
    Total property, plant, and equipment, net.....................    5,681     6,025
                                                                   --------  --------
Noncurrent Assets:
Investments (Notes 1, 3, 12 and 13)...............................    1,797     1,490
Notes and other receivables, less provision for
  uncollectibles of $49 and $61 for 2000 and 1999, respectively...      213       297
Notes receivables from related party (Note 7).....................      979       979
Assets from risk management activities (Note 9)...................    1,230         -
Goodwill, net of accumulated amortization of $221 and $164 for
  2000 and 1999, respectively (Notes 1 and 12)....................    3,292     2,106
Other intangible assets, net of accumulated amortization of
  $34 and $13 for 2000 and 1999, respectively (Notes 1 and 12)....      738       447
Concession agreement, net of accumulated amortization of $90 for
  1999 (Notes 1 and 2)............................................        -       268
Investment in leveraged leases (Note 14)..........................      596       556
Deferred income taxes (Note 8) ...................................      334         0
Miscellaneous deferred charges....................................      124       410
                                                                   --------  --------
    Total noncurrent assets.......................................    9,303     6,553
                                                                   --------  --------
    Total assets.................................................. $ 24,136  $ 13,863
                                                                   ========  ========








  The accompanying notes are an integral part of these consolidated statements.



                          Mirant Corporation and Subsidiaries
                              Consolidated Balance Sheets
                              December 31, 2000 and 1999
                                     (In Millions)


Liabilities and Stockholders' Equity                                 2000       1999
                                                                  --------   --------
Current Liabilities:
Short-term debt (Note 7)......................................... $  1,289   $  1,961
Current portion of long-term debt (Note 7).......................      201        237
Accounts payable.................................................    4,240        625
Taxes accrued....................................................      216        218
Liabilities from risk management activities (Note 9).............    2,899          5
Obligations under energy delivery commitments (Note 9)...........      790         15
Other............................................................      140        167
                                                                  --------   --------
    Total current liabilities....................................    9,775      3,228
                                                                  --------   --------

Noncurrent Liabilities:
Subsidiary obligated mandatorily redeemable preferred
  Securities (Notes 7 and 9).....................................      950      1,031
Notes payable (Notes 7 and 9)....................................    5,206      4,557
Other long-term debt (Notes 7 and 9).............................      390        397
Liabilities from risk management activities -(Note 9)............      906          -
Deferred income taxes (Note 8)...................................       53        680
Obligations under energy delivery commitments (Note 9)...........    1,514         15
Miscellaneous deferred credits...................................      307        128
                                                                  --------   --------
    Total noncurrent liabilities.................................    9,326      6,808
                                                                  --------   --------
Preferred stock held by Southern Company (Note 10)...............      242          -
Minority Interest in Subsidiary Companies........................      312        725
Company obligated mandatorily redeemable securities of a
  subsidiary holding solely parent company debentures (Note 7)...      345          -

Commitments and Contingent Matters (Notes 7, 9, 10 and 11)

Stockholders' Equity:
Common stock, $.01 par value; 2,000,000,000 shares authorized;
338,701,000 and 272,000,000 shares issued and outstanding
  (Note 15)......................................................        3          3
Additional paid-in capital.......................................    4,084      2,984
Accumulated other comprehensive loss.............................     (117)       (92)
Retained earnings................................................      166        207
                                                                  --------   --------
    Total stockholders' equity...................................    4,136      3,102
                                                                  --------   --------
    Total liabilities and stockholders' equity................... $ 24,136   $ 13,863
                                                                  =========  ========








  The accompanying notes are an integral part of these consolidated statements.


                       Mirant Corporation and Subsidiaries
                        Consolidated Statements of Income
              For the Years Ended December 31, 2000, 1999 and 1998
                      (In Millions, Except Per Share Data)

                                                                   2000        1999      1998
                                                                 --------   --------  --------
Operating Revenues.............................................. $ 13,315   $ 2,265   $ 1,819
                                                                 --------   -------   -------
Operating Expenses:
Cost of fuel, electricity and other products....................   11,437       934       891
Maintenance.....................................................      136       116        80
Depreciation and amortization...................................      317       270       221
Selling, general, and administrative............................      520       253       160
Write-down of assets (Note 2)...................................       18        60       308
Other...........................................................      223       188       164
                                                                 --------   -------    ------
  Total operating expenses......................................   12,651     1,821     1,824
                                                                 --------   -------    ------
Operating Income (Loss).........................................      664       444        (5)
                                                                 --------   -------   -------
Other Income (Expense):
Interest income.................................................      187       172       146
Interest expense................................................     (615)     (501)     (430)
Gain on sales of assets, net (Note 12)..........................       20       313        41
Equity in income of affiliates (Notes 1, 3, and 13).............      196       110       135
Receivables recovery (Note 1)...................................        -        64        29
Other, net......................................................       50        72        29
                                                                  -------   -------   -------
  Total other (expense) income..................................     (162)      230       (50)
                                                                 --------   -------   -------
Income (Loss) From Continuing Operations Before Income
  Taxes and Minority Interest...................................     502        674       (55)
Provision (Benefit) for Income Taxes............................      86        129      (123)
Minority Interest...............................................      84        183        80
                                                                 -------    -------   -------
Income (Loss) From Continuing Operations........................     332        362       (12)
                                                                 -------    -------   -------
Income From Discontinued Operations, Net of Tax Benefit
  of $20, $15 and $22 in 2000, 1999, and 1998, respectively.....      27         10        12
                                                                 -------    -------   -------
Net Income...................................................... $   359    $   372   $     -
                                                                 =======    =======   =======
Earnings Per Share:
Basic (and Diluted for 2000)
  From continuing operations.................................... $   1.15   $   1.33  $  (0.04)
  From discontinued operations..................................     0.09       0.04      0.04
                                                                 ---------- --------  --------
  Net income.................................................... $   1.24   $   1.37  $      -
                                                                 ========    ========  =======











  The accompanying notes are an integral part of these consolidated statements.




                                 Mirant Corporation and Subsidiaries
                           Consolidated Statements of Stockholders' Equity
                         For the Years Ended December 31, 2000, 1999 and 1998
                                            (In Millions)

                                                                            Accumulated
                                                  Additional                   Other
                                        Common     Paid-In      Retained   Comprehensive    Comprehensive
                                         Stock     Capital      Earnings   Income (Loss)       Income
                                        ------    ----------    --------   -------------    -------------
Balance, December 31, 1997............. $   3     $  2,122       $    -         $    7
  Net income...........................     -            -            -              -           $    -
  Cumulative translation adjustment,
   net of tax..........................     -            -            -              8                8
                                                                                                 ------
  Comprehensive income.................                                                          $    8
                                                                                                 ======
  Capital contributions................     -          502            -              -
                                        -----     --------       ------         ------
Balance, December 31, 1998.............     3        2,624            -             15
  Net income...........................     -            -          372              -           $  372
  Cumulative translation adjustment,
   net of tax..........................     -            -            -           (107)            (107)
                                                                                                 ------
  Comprehensive income.................                                                          $  265
                                                                                                 ======
  Dividends............................     -            -         (165)             -
  Capital contributions................     -          360            -              -
                                        -----     --------       ------         ------
Balance, December 31, 1999.............     3        2,984          207            (92)
  Net income...........................     -                       359                          $  359
  Cumulative translation adjustment,

   net of tax..........................     -            -            -            (25)             (25)
                                                                                                 ------
  Comprehensive income.................                                                          $  334
                                                                                                 ======
  Dividends and return of capital......     -         (345)        (400)             -
  Capital contributions................     -           65            -              -
  Common stock offering................     -        1,380            -              -
                                        -----     --------       ------         ------
Balance, December 31, 2000............. $   3     $  4,084       $  166         $ (117)
                                        =====     ========       ======         ======










  The accompanying notes are an integral part of these consolidated statements.

                     Mirant Corporation and Subsidiaries
                    Consolidated Statements of Cash Flows
            For the Years Ended December 31, 2000, 1999 and 1998
                                (In Millions)

                                                        2000       1999      1998
                                                     --------   --------   -------
Cash Flows From Operating Activities:
Net income.........................................  $    359   $    372   $     -
                                                     --------   --------   -------
Adjustments to reconcile net income to net
  cash provided by operating activities:
  Equity in income of affiliates...................      (174)       (95)     (121)
  Depreciation and amortization....................       333        286       229
  Write-down of assets.............................        18         60       308
  Deferred income taxes............................       114        166       (40)
  Gain on sales of assets..........................       (20)      (313)      (41)
  Minority interest................................        84        183        80
  Other, net.......................................        34        (93)      (27)
  Changes in certain assets and liabilities,
   excluding effects from acquisitions:
    Receivables, net...............................    (2,515)      (133)      133
    Risk management activities, net................       (46)         -         -
    Obligations under Energy Delivery Commitments         (33)         -         -
    Other current assets...........................       (21)       (15)      (47)
    Accounts payable...............................     2,079        (81)     (141)
    Taxes accrued..................................        69         22       (12)
    Other current liabilities......................       627        156        81
                                                     --------   --------  --------
      Total adjustments............................       549        143       402
                                                     --------   --------  --------
      Net cash provided by operating activities....       908        515       402
                                                     --------   --------  --------
Cash Flows From Investing Activities:
Capital expenditures...............................      (616)      (747)     (647)
Cash paid for acquisitions.........................    (3,147)    (1,771)     (998)
Issuance of notes receivable.......................      (864)      (199)     (191)
Repayments on notes receivable.....................       232        341       398
Funds loaned to Southern Company...................         -          -      (361)
Purchase of preferred shares.......................         -       (121)        -
Property insurance proceeds........................        22         34         -
Proceeds received from the sale of
investments (Note 12)..............................     1,542        284       198
Dividends received from equity investments.........        53         58        67
                                                     --------   --------  --------
      Net cash used in investing activities........    (2,778)    (2,121)   (1,534)
                                                     --------   --------  --------
Cash Flows From Financing Activities:
Capital contributions from Southern Company........        65        360       502
Capital contributions from minority interests......        14         18         -
Return of capital to Southern Company..............      (113)         -         -
Payment of dividends to Southern Company...........      (390)      (165)        -
Payment of dividends to minority interests.........       (28)       (66)      (22)
Proceeds from issuance of common stock.............     1,380          -         -
Proceeds from issuance of short-term debt, net.....     1,761        358       122
Proceeds from issuance of long-term debt...........       329      1,372       730
Proceeds from issuance of preferred securities.....       334          -       338
Repayment of long-term debt........................      (491)      (503)     (375)
                                                     --------   -------- ---------
      Net cash provided by financing activities....     2,861      1,374     1,295
                                                     --------   --------  --------
Effect of Exchange Rate Changes on Cash and Cash
  Equivalents......................................       (34)        (6)        -
                                                     --------   --------- --------
Net Increase (Decrease) in Cash and Cash
Equivalents........................................       957       (238)      163
Cash and Cash Equivalents, beginning of year.......       323        561       398
                                                     --------   --------  --------
Cash and Cash Equivalents, end of year.............  $  1,280   $    323  $    561
                                                     ========   ========  ========
Supplemental Cash Flow Disclosures:
Cash paid for interest, net of amounts capitalized.  $    676   $    419  $    349
                                                     ========   ========  ========
Refunds received for income taxes..................  $    (96)  $   (114) $    (33)
                                                     ========   ========  ========
Business Acquisitions:
Fair value of assets acquired......................  $  7,858   $  1,803  $  1,072
Less cash paid.....................................     3,147      1,771       998
                                                     --------   --------  --------
  Liabilities assumed..............................  $  4,711   $     32  $     74
                                                     ========   ========  ========

  The accompanying notes are an integral part of these consolidated statements.

                       Mirant Corporation and Subsidiaries
                   Notes to Consolidated Financial Statements
                        December 31, 2000, 1999 and 1998

1.     Accounting and Reporting Policies

General

     Mirant Corporation (formerly Southern Energy, Inc.) is an 80% owned subsidiary of Southern Company ("Southern" or the "Parent") and was incorporated in Delaware in 1993. Mirant Corporation and its subsidiaries (collectively, "Mirant") acquire, develop, build, own and operate power production and delivery facilities and provide a broad range of energy-related services to utilities and industrial companies around the world. Mirant's business includes independent power projects, integrated utilities, a distribution company, and energy marketing and trading operations. Mirant has operations and development offices in North America and the Caribbean, Asia, Europe, and South America. Additionally, Mirant operates a business development and management entity. Operating entities, of which Mirant has less than 100% ownership at December 31, 2000, are as follows:

                                                                                Economic           Voting
                                                                                Ownership         Interest
                                                                              Percentage at    Percentage at
                                                  Country of       Year of    December 31,      December 31,
                                                  Operations     Investment       2000              2000
                                                  ----------     ----------   -------------    -------------
  Entities Consolidated:
   Southern Energy Quezon, Inc. ("Pagbilao")....  Philippines        1997         87.2%                87.2%
   Southern Energy Pangasinan, Inc. ("Sual")....  Philippines        1997         91.9                 91.9
   Southern Energy Navotas, Inc. ("Navotas I")..  Philippines        1997         90.0                 90.0
   Empresa Electrica del Norte Grande
     ("EDELNOR")  S.A. (Note 2).................  Chile              1993         82.3                 82.3
   Freeport Power Company.......................  Bahamas            1993         55.4                 55.4

  Entities not consolidated, accounted for
    under equity method:
   South Western Electricity plc, dba Western
     Power Distribution  ("WPD") (Note 12)......  United Kingdom     1995         49.0                 50.0
   WPD Limited  ("WPDL")  (Note 12).............  United Kingdom     2000         49.0                 50.0
   Birchwood Power Partners L.P.("Birchwood")...  United States      1994         50.0                 50.0
   Bewag AG ("Bewag")...........................  Germany            1997         26.0                 28.7
   Guangdong Guanghope Power Company
     Limited ("Shajiao C")......................  China              1997         32.0                 40.0
   Companhia Energetica de Minas Gerais
     ("CEMIG")..................................  Brazil             1998          3.6                  8.2
   The Power Generation Company of
     Trinidad and Tobago ("PowerGen")...........  Trinidad           1994         39.0                 39.0
   Shandong International Power
     Development Company Limited ("SIPD").......  China              1999          9.9         10.0 to 38.0

     Mirant currently has a 49% economic interest in WPD Holdings UK, the UK parent of WPD, yet shares operational and management control with 50% of the voting rights. Mirant's economic interest in Shajiao C is stated after a preferential distribution to Guangdong Generation Corporation, the joint venture partner in China. Mirant's voting interest in SIPD can increase to 38% when certain shareholders become ineligible to vote on matters when there is a conflict of interest, according to rules governing the listing of securities on the Stock Exchange of Hong Kong Ltd.

  Basis of  Presentation

     The consolidated financial statements of Mirant are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States ("U.S. GAAP"). The accompanying financial statements have not been prepared in accordance with Statement of Financial Accounting Standards ("SFAS") No. 71, "Accounting for the Effects of Certain Types of Regulation. "This pronouncement, under which most rate-regulated U.S. electric utilities report financial statements, applies to entities that are subject to cost-based rate regulation. By contrast, Mirant's operating investments generally are not subject to cost-based rate regulation, and therefore, the provisions of SFAS No. 71 do not apply. Financial statements presented in accordance with SFAS No. 71 contain deferred items which have not yet been included in rates charged to customers in compliance with the respective regulatory authorities but which would have been included in the income statement of enterprises in general under U.S. GAAP. The accompanying financial statements of Mirant do not contain such deferrals.

     The financial statements include the accounts of Mirant and its wholly owned and its controlled majority owned subsidiaries and have been prepared from records maintained by Mirant and its subsidiaries in their respective countries of operation. Certain prior year amounts have been reclassified to conform with the current year financial statement presentation.

     All significant intercompany accounts and transactions have been eliminated in consolidation. Investments in companies in which Mirant exercises significant influence over operating and financial policies are accounted for using the equity method. In addition, majority or jointly owned affiliates where control does not exist are accounted for using the equity method of accounting.

  Use of Estimates

     The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition

     Revenues derived from power generation are recognized upon output, product delivery, or satisfaction of specific targets, all as specified by contractual terms. Substantially all of Mirant's energy marketing and risk management operations are accounted for under the mark-to-market method of accounting.
Under the mark-to-market method of accounting, financial instruments and contractual commitments are recorded at fair value upon contract execution. The net changes in their market values are recognized as energy marketing and risk management revenues in the period of change. The unrealized gains or losses are recorded as assets and liabilities from risk management activities in the consolidated balance sheets. The gains and losses related to financial instruments and contractual commitments for hedging activities are recognized in the same period as the settlement of underlying physical transaction. These realized gains and losses are included in operating revenues and operating expenses in the accompanying consolidated statements of income.

  Concentration of Revenues

     During 2000 and 1998, revenue earned from a single customer did not exceed 10% of Mirant's total revenues. Revenues earned under Mirant's long-term power sales agreements with the Philippines' National Power Corporation ("NPC") approximated 14% of Mirant's total revenues during 1999.

  Cash and Cash Equivalents

     Mirant considers all short-term investments with an original maturity of three months or less to be cash equivalents.

  Inventory

     Inventory consists primarily of natural gas, fuel oil and coal. The inventory maintained by Mirant's energy marketing and risk management operations is reflected at fair value in the accompanying consolidated balance sheets. The inventory maintained by Mirant's subsidiaries for their use is reflected at the lower of cost or market in other current assets on the accompanying consolidated balance sheets.

  Long-Lived  Assets  and  Intangibles

     Mirant records goodwill  for  the difference between the excess of the fair value of investments over the purchase price. Goodwill is amortized on a straight-line basis over a period between 30 and 40 years. Mirant recognizes specifically identifiable intangibles when specific rights and contracts are acquired. These intangibles are amortized on a straight-line basis over the lesser of their contractual or estimated useful lives, between 20 and 40 years. Mirant evaluates long-lived assets, such as property, plant and equipment, goodwill, and specifically identifiable intangibles, when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. The determination of whether an impairment has occurred is based on an estimate of undiscounted cash flows attributable to the assets, as compared to the carrying value of the assets. If an impairment has occurred, the amount of the impairment recognized is determined by estimating the fair value of the assets and recording a provision for loss if the carrying value is greater than fair value. For assets identified as held for sale, the carrying value is compared to the estimated fair value less cost to sell to determine if an impairment provision is required. Until the assets are disposed of, their estimated fair value is reevaluated when circumstances or events change.

  Restricted Deposits

     Mirant has restricted deposits for self-insurance reserves, contractual, legal, or other corporate purposes. Restricted deposits are included in other current assets in the accompanying consolidated balance sheets and amounted to $1 million and $50 million at December 31, 2000 and 1999, respectively.

  Property, Plant, and Equipment

     Property, plant, and equipment are recorded at cost to Mirant, which includes materials, labor, appropriate administrative and general costs, and the estimated cost of debt funds used during construction. The cost of maintenance, repairs, and replacement of minor items of property is charged to maintenance expense as incurred.

     Depreciation of the recorded cost of depreciable property, plant, and equipment is provided by using composite straight-line rates (Note 4). Leasehold improvements are amortized over the shorter of the respective lease terms or the useful lives of the improvements. Mirant's capitalization policy expenses the cost of certain immaterial assets when purchased.

     Upon the retirement or sale of assets, the cost of such assets and the related accumulated depreciation are removed from the balance sheets and the gain or loss, if any, is credited or charged to income.

  Leasehold Interests

     Certain of Mirant Asia-Pacific Limited's ("Mirant Asia-Pacific") power generation facilities are developed under "build, operate, and transfer agreements" ("BOT") with the respective local country government. Under these agreements, Mirant Asia-Pacific builds power generation facilities, operates them for a period of several years (a "cooperation period"), and transfers ownership to the local country government at the end of the cooperation period. Additionally, the land subject to the BOT agreements is not controlled by Mirant Asia-Pacific. During construction, the cost of these facilities is recorded as construction work in progress. Upon completion of a facility, its entire cost is reclassified to leasehold interests where the balance is amortized over the length of the respective cooperation period.

  Concession Agreement

     The amount recorded at December 31, 1999 as a concession agreement in the accompanying balance sheets corresponds with the total value, net of amortization, assigned by the Argentine government to the assets delivered to
Mirant's Argentine subsidiary, Hidroelectrica Alicura S.A. ("Alicura"), for operating purposes pursuant to the concession contract for the Alicura hydroelectric complex. This intangible asset was being amortized using the straight-line method over 30 years (the concession period) from August 1993, which was the takeover date of the hydroelectric complex.

     During December 1998, Mirant, having received the appropriate approval from executive management and the board of directors, committed itself to a formal plan to dispose of its investment in Alicura. The disposal was completed during 2000 (Note 2).

  Leveraged Leases

     Mirant's net investment in leveraged leases consists of rentals receivable, net of principal and interest on the related nonrecourse debt, the estimated residual value of the leased facilities, and unearned income. The earned income is included in the consolidated statements of income as income from discontinued operations. Initial direct costs incurred in consummating a leveraged lease transaction are accounted for as part of the investment in the lease and are amortized over the term of the lease (Note 14).

  Income Taxes

     SFAS No. 109, "Accounting for Income Taxes," requires the asset and liability approach for financial accounting and reporting for deferred income taxes. Mirant uses the liability method of accounting for deferred income taxes and provides deferred income taxes for all significant income tax temporary differences (Note 8).

  Receivables Recovery

     During 1999, Mirant recorded amounts totaling approximately $64 million in successful resolution of negotiations by Mirant which allowed it to collect receivables that were assumed in conjunction with the Mirant Asia-Pacific Limited business acquisition. At the time of the purchase, Mirant did not place value on the receivables due to the uncertain credit standing of the party with whom the receivables were secured. Mirant has rights to an additional $40 million, plus related interest, as of December 31, 2000, which it has fully reserved due to the risk of non collection.

  Foreign Currency  Translation

     Assets and liabilities of international operations where the local currency is the functional currency have been translated at year-end exchange rates and revenues and expenses have been translated using average exchange rates prevailing during the year. Adjustments resulting from translation have been recorded in other comprehensive income. The financial statements of international operations where the U.S. Dollar is the functional currency reflect certain transactions denominated in a local currency that have been remeasured in U.S. Dollars. The remeasuring of local currencies into U.S. Dollars creates gains and losses from foreign currency transactions that are included in net income in the amount of $2 million, $2 million and $4 million for 2000, 1999 and 1998, respectively. The effect of the translation adjustment on other comprehensive income is disclosed in the statements of stockholders' equity.

  Comprehensive Income

     Mirant's comprehensive income, consisting of net income and foreign currency translation adjustments, net of taxes is presented in the consolidated statements of stockholders' equity. The objective of the statement is to report a measure of all changes in common stock equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners.

  Financial Instruments and Contractual Commitments

     Mirant engages in risk management in connection with its energy marketing and trading activities. All trading transactions and related expenses are recorded on a trade-date basis. Financial instruments and contractual commitments utilized in connection with energy marketing and trading activities are accounted for using the mark-to-market method of accounting.

     Under the mark-to-market method of accounting, financial instruments and contractual commitments, including derivatives used for trading purposes, are recorded at fair value. The determination of fair value considers various factors, including closing exchange or over-the-counter ("OTC") market price quotations, time value and volatility factors underlying options and contractual commitments, price activity for equivalent or synthetic instruments in markets located in different time zones, and counterparty credit quality.

     The fair values of swap agreements, swap options, caps and floors, and forward contracts in a net receivable position, as well as options held, are reported as "assets from risk management activities" on the accompanying consolidated balance sheets. Similarly, financial instruments and contractual commitments in a net payable position, as well as options written, are reported as "liabilities from risk management activities" on the accompanying consolidated balance sheets. The assets and liabilities from risk management activities associated with financial instruments and contractual commitments are reported net by counterparty, provided a legally enforceable master netting agreement exists, and are netted across products and against cash collateral when such provisions are stated in the master netting agreement.

  New Accounting Standards

     In June 2000, the Financial Accounting Standards Board ("FASB") issued SFAS No. 138, an amendment of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133, as amended, establishes accounting and reporting standards for derivative instruments and for hedging activities. The Statement requires that certain derivative instruments be recorded in the balance sheet as either assets or liabilities measured at fair value, and that changes in the fair value be recognized currently in earnings, unless specific hedge accounting criteria are met. Mirant adopted the provisions of SFAS No. 133, as amended, on January 1, 2001 and such adoption is expected to result in a cumulative after-tax reduction in other comprehensive income of approximately $300 million in the first quarter of fiscal year 2001. Mirant anticipates that SFAS No. 133 will increase the volatility in other comprehensive income because the derivative instruments are valued based on market indices. The adoption will also impact assets and liabilities recorded on the balance sheet.

     The application of SFAS No. 133 is still evolving and further guidance from the FASB is expected. In particular, there are two implementation questions that remain unresolved by the FASB that specifically relate to Mirant's industry. The first issue relates to the unplanned netting of electricity transactions with the same counterparty (referred to as a "bookout") which is used in the electric utility industry as a scheduling convenience when two utilities happen to have offsetting transactions. The FASB has yet to conclude on whether bookouts represent gross settlement or net settlement. If bookouts are determined to be net settlement features, then the related contracts cannot qualify for the normal purchases and sales exception; however, if bookouts are viewed by the FASB as gross settlements, the related contracts would qualify for this normal purchases and sales exception.

     The second issue relates to capacity contracts. A unique characteristic of the electric utility industry is that electricity cannot be stored and, as a result, contracts to buy and sell electricity generally allow the purchaser some flexibility in determining when to take electricity, as well as the quantity to take, in order to match power delivery to fluctuating demand. Such power contracts typically include a charge (the capacity or demand charge) to recover the significant cost of related plant and financing and also a separate charge to recover the variable cost of producing power (the energy charge). The FASB has yet to conclude on whether such contracts should uniquely qualify for the normal purchases and normal sales exception. Even though FASB appears to give the buyer some optionality SFAS No. 133 does not allow option contracts to qualify for the normal purchases and sales exception.

     Mirant's SFAS No. 133 current accounting policies assume that bookouts qualify for the normal purchases and sales exception. Additionally, Mirant's accounting policies assume that contracts containing capacity and energy charges qualify for the normal purchases and sales exception. When established, the final conclusions from the FASB concerning these two issues may have additional impacts on Mirant's financial statements.

     During 2000, the Company adopted EITF Issue No. 00-17, "Measuring the Fair Value of Energy-Related Contracts in Applying Issue No. 98-10," without material impact on its earnings or financial position. This EITF provides additional clarification to companies in the energy industry in accounting for energy trading and risk management contracts.

2.   Write-Down of Assets

     In December 1998, Mirant designed and implemented a plan to dispose of its Argentine and Chilean investments. As a result, Mirant recorded a write-down of approximately $308 million in 1998 to reflect the difference between the carrying value of these assets and the estimated fair value of the businesses. Mirant recorded additional write-downs of $16 million and $28 million in 2000 and 1999, respectively, to eliminate the impact of net earnings from the investments in order to prevent increasing the carrying value of these assets above their estimated fair market value. Depreciation expense was suspended at the time of the initial write-down. Mirant estimated the fair value of the businesses held for sale based on bids received from prospective buyers, if available, or the discounted expected future cash flows to be generated by the assets. During 2000, Mirant completed the sale of its 55% indirect interest in Alicura (Note 12). The adjusted carrying value of the Chilean assets held for disposal at December 31, 2000 was approximately $88 million. These assets impacted the consolidated statements of income as follows (in millions):

                            Operating  Operating  Consolidated
                            Revenues    Income     Net Income
                            ---------  ---------  ------------
                 Year:
                 2000...... $  148     $    4      $   (13)
                 1999......    171         23            2
                 1998......    180         37            5

     During 1999, Mirant recorded a write-down in accordance with SFAS No. 121 of approximately $31 million related to WPD's metering assets. These assets are held and used by WPD.

3.   Joint Venture Information

     On September 1, 1997, Mirant and Vastar Resources, Inc. ("Vastar") entered into a 99-year partnership agreement designed to further develop both parties' energy marketing and risk management operations and formed Mirant Americas Energy Marketing ("MAEM"). The general and limited partnership interest was 60% owned, indirectly, by Mirant and 40% owned, indirectly, by Vastar.

     Mirant and Vastar accounted for their respective initial investments in MAEM as a joint venture. The partnership agreement provided both Mirant and Vastar with significant participatory rights with respect to the operations of MAEM. Accordingly, Mirant accounted for its interest in the joint venture under the equity method of accounting. On September 11, 2000, Mirant closed its acquisition of Vastar's 40% interest in MAEM, effective August 10, 2000, for $250 million, which is now consolidated in Mirant's financial statements (Note
12).

4.   Property, Plant and Equipment

     Property, plant, and equipment consisted of the following at December 31, 2000 and 1999 (in millions) (See Note 12 for Acquisitions):

                                                      2000    1999
                                                    -------  ------
                  Production....................... $ 3,318  $1,615
                  Transmission and distribution....     137   2,417
                  Other............................     193     115
                                                    -------  ------
                                                    $ 3,648  $4,147
                                                    =======  ======

     Mirant records depreciation expense on a straight-line basis, using the following estimated useful lives (in years):

                  Production.......................  15 to 42
                  Transmission and distribution....  35 to 40
                  Other............................   3 to 30

5.    Related-Party Transactions

      Mirant has agreements with Southern Company Services, Inc. ("SCS", a wholly owned subsidiary of Southern) and each of the system operating companies owned by Southern under which those companies provide the following services to Mirant at cost: general engineering, design engineering, accounting and statistical budgeting, business promotion and public relations, systems and procedures, training, and administrative and financial services. In addition to these services, certain facilities of the system companies are made available to Mirant and its customers. Mirant reimburses SCS and the various system operating companies at cost for these services. Such costs amounted to approximately $21 million, $20 million and $17 million during 2000, 1999 and 1998, respectively.

     Included in these costs are both directly incurred costs and allocated costs. The allocated costs related to SCS's corporate general and administrative overhead amounted to approximately $7 million, $5 million and $4 million during 2000, 1999 and 1998, respectively.

     SCS allocates costs to Southern Company subsidiaries based on single-year statistical data on a one-year lag. Using these statistics, SCS allocated these costs to Mirant based on several methods of allocation. The majority of these costs were allocated based on the following methodologies, which Mirant believes are reasonable:

     o Financial Basis: Mirant was charged a percentage of SCS costs subject to allocation based on net fixed assets, operating expenses and operating revenue. The amounts allocated to Mirant were based on its net fixed assets, operating expenses and operating revenue as a percentage of Southern Company's total net fixed assets, operating expenses and operating revenue.

     o Employee Basis: Mirant was charged a percentage of SCS costs subject to allocation based on employee headcount. The amounts of the charges allocated to Mirant were based on the number of its employees as a percentage of the number of employees of all of SCS's client companies receiving allocations. Employee groups not benefiting from the services are not included in the allocation.

     o Market-Based Equity Basis: Mirant was charged a percentage of SCS costs subject to allocation based on market equity. The amounts allocated to Mirant were based on the ratio of its total book equity, adjusted to fair market value, to the sum of the total market-based equity of all SCS client companies receiving allocations.

     Southern and its affiliates will continue to provide various interim services to Mirant as detailed above. The transitional services generally will be provided for a fee equal to the greater of the cost, including the actual direct and indirect costs, of providing the services or the market value for such services.

     These transitional services generally have a term of two years or less from the date of Mirant's separation from Southern (Note 10). However, some transitional services, including those for engineering services, and information technology services, may be extended beyond the initial two-year period.

     Mirant incurred interest expense on a note payable to Southern Company of $37 million and $53 million during 1999 and 1998, respectively. No interest was incurred during 2000, as no amounts were outstanding on the note (Note 7).

     Prior to taking full ownership of MAEM (Notes 3 and 12), Mirant had various agreements with MAEM in which MAEM had agreed to develop and manage the bidding strategy, manage fuel requirements, sell the energy and provide accounting and settlement services for several generating plants of Mirant. These agreements applied to Mirant's California, New York and New England operating entities and generally covered a term of 1 to 2.5 years. The first of these agreements was in place in December 1998 and the most recent in July 1999 as amended in January 2000. Total fees paid to MAEM under the marketing agreements totaled $17 million in 1999, and payments made for fuel to MAEM totaled $258 million. During 2000, prior to taking full ownership of MAEM, total fees paid under the marketing arrangements totaled $52 million, and payments made for fuel to MAEM totaled $261 million.

     Mirant's revenues and expenses related to its agreements with MAEM during 1999 were $445 million and $275 million, respectively. During 2000, prior to taking full ownership of MAEM, Mirant's revenues and epxenses related to its agreements with MAEM were $767 and $313 million, respectively. Intercompany profits and losses recognized by MAEM on a mark-to-market accounting basis have been appropriately eliminated in consolidation. Activity with MAEM during 1998 was not material to Mirant.

6.   Employee Benefit Plans

     Mirant offers pension benefits to its employees through various pension plans. During 2000, Mirant modified its voting rights in WPD, resulting in WPD being accounted for under the equity method. In previous periods, WPD had been consolidated.

     Mirant participates in the Southern Company Pension Plan, a defined benefit, trusteed, noncontributory plan covering substantially all regular employees. The measurement date for the Domestic Benefit Plans is September 30 for each year presented.

     Freeport Power Company participates in a defined benefit, trusteed, contributory pension plan that covers substantially all union employees. Plan benefits are based on the employees' years of service and employment grades. Plan assets are primarily invested in equity and debt securities. The measurement date for Freeport Power is December 31 for each year presented.

     All nonunion employees of Freeport Power Company are covered under a defined benefit, noncontributory pension plan. Benefits earned under this plan reflect the employee's years of service, age at retirement, and average compensation for the highest five years out of the ten years immediately preceding retirement. Plan assets are primarily invested in equity and debt securities.

     Mirant also has noncontributory, defined benefit plans covering substantially all union employees at recently acquired facilities. These plan benefits are based on final average pay, age at retirement, and service at Mirant and the former employer. These Plans are funded according to Internal Revenue Code requirements and are accounted for pursuant to SFAS No. 87, "Accounting for Pensions."

     The rates assumed in the actuarial calculations for the pension plans (excluding WPD) of Mirant, summarized below, as of their respective measurement dates were as follows:

                                               2000      1999
                                              -----     -----
          Discount rate.....................   7.5%      7.5%
          Rate of compensation increase.....   5.0       5.0
          Expected return on plan assets....   8.5       8.5

     The following tables show the collective actuarial results for the defined benefit pension plans (excluding WPD) of Mirant (in millions):

                                                                  Pension Plan
                                                                 2000      1999
                                                                ------    ------
           Change in Benefit Obligation:
           Benefit obligation, beginning of year.............   $  57     $  32
             Service cost....................................       5         3
             Interest cost...................................       4         3
             Benefits paid...................................      (1)        0
             Actuarial loss..................................       4         2
             Amendments......................................       1         0
             Acquisitions....................................      61        17
                                                                -----     -----
                   Benefit obligation, end of year...........   $ 131     $  57
                                                                =====     =====
           Changes in Plan Assets:
           Fair value of plan assets, beginning of year......   $  44     $  30
             Return on plan assets...........................       6         4
             Employer contributions..........................       2         1
             Benefits paid...................................      (1)        0
             Receivables due to transfers....................       5         9
                                                                -----     -----
                   Fair value of plan assets, end of year....   $  56     $  44
                                                                =====     =====
            Funded Status:
            Funded status at end of year.....................   $ (75)    $ (13)
             Unrecognized prior service cost.................       2         2
             Unrecognized net gain...........................     (17)      (14)
                                                                -----     -----
                 Net amount recognized on the consolidated
                  balance sheets.............................   $ (90)    $ (25)
                                                                =====    ======

     WPD participates in the Electricity Supply Pension Scheme ("ESPS"), which provides pension and other related defined benefits based on final pensionable pay to substantially all employees throughout the electricity supply industry in the United Kingdom. The measurement date for WPD is December 31 for each year presented.

     As a result of WPD's sale to London Electricity of its supply business during 1999, a curtailment and settlement of a portion of WPD's pension plan occurred for the pension assets and obligations that transferred to the buyer. In accordance with SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," a curtailment gain of $5 million and a settlement loss of $14 million were recorded during 1999 in conjunction with this event.

     The rates assumed in the actuarial calculations for the WPD pension plan as of December 31, 1999 were as follows:

              Discount rate................            6.50%
              Rate of compensation increase            4.00
              Expected return on plan assets           8.75

    The following tables show the actuarial results for the WPD defined benefit pension plan as of December 31, 1999 (in millions):

             Change in Benefit Obligation:
             Benefit obligation, beginning of year...........     $ 1,063
               Service cost..................................          13
               Interest cost.................................          59
               Benefits paid.................................         (70)
               Actuarial gain................................         (91)
               Amendments....................................          41
               Curtailment...................................          (7)
               Settlement....................................         (41)
               Foreign currency exchange rate change.........         (30)
                                                                  -------
                  Benefit obligation, end of year............     $   937
                                                                  =======
             Changes in Plan Assets:
             Fair value of plan assets, beginning of year....     $ 1,308
               Return on plan assets.........................         233
               Employer contributions........................           0
               Participants' contributions...................           4
               Benefits paid.................................         (70)
               Settlement....................................         (59)
               Foreign currency exchange rate change.........         (37)
                                                                  -------
                  Fair value of plan assets, end of year.....     $ 1,379
                                                                  =======
             Funded Status:
             Funded status at the end of year................     $   442
             Unrecognized prior service cost.................          42
             Unrecognized net gain...........................        (251)
                                                                  -------
                  Net amount recognized on the consolidated
                   balance sheets............................     $   233
                                                                  =======


     The components of Mirant's pension plans' net pension expense (income) (a portion of which is capitalized) during the years ended December 31 are shown below (in millions). 1999 and 1998 results include WPD.

                                              2000     1999    1998
                                            -------  ------- ------
             Service cost...............    $    4   $   16  $   13
             Interest cost..............         4       62      71
             Expected return on plan            (3)    (104)   (107)
             assets.....................
             Employee contributions.....         0       (4)     (6)
             Curtailment................         1       (5)      0
             Settlement.................         0       14       0
             Net amortization...........         0        2       0
                                            ------   ------  ------
             Net pension expense (income)   $    6   $  (19) $  (29)
                                            ======   ======  ======

Other Postretirement Benefits

     Mirant also provides certain medical care and life insurance benefits for its retired employees, substantially all of whom may become eligible for these benefits when they retire.

     Under SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," medical care and life insurance benefits for retired employees are accounted for on an accrual basis using a specified actuarial method based on benefits and years of service.

     An additional assumption used in measuring the accumulated postretirement benefit obligation was a weighted average medical care cost trend rate of 7.74% and 6.08% for 2000, decreasing gradually to 5.5% and 5.5% through the year 2005 and remaining at that level thereafter for pre-age 65 participants and post-age 65 participants, respectively. An annual increase or decrease in the assumed medical care cost trend rate of 1% would correspondingly increase or decrease the accumulated benefit obligation at December 31, 2000 by $2 million. All other components would not be affected materially by a 1% change in the medical care cost trend rate.

     The weighted average rates assumed in the  actuarial  calculations  for the
other  postretirement  benefits  of  Mirant,   summarized  below,  as  of  their
respective measurement dates were as follows:

                                                   2000    1999
                                                   ----    ----
            Discount rate.....................     7.5%    7.5%
            Rate of compensation increase.....     5.0     5.0
            Expected return on plan assets....     8.5     8.5


                                                       2000     1999
                                                       ----     ----
            Change in Benefit Obligation:
            Benefit obligation, beginning of year...   $ 19     $  8
            year....................................
              Service cost..........................      1        1
              Interest cost.........................      2        1
              Actuarial gain........................      1       (1)
              Amendments............................      0        0
              Acquisitions..........................     37       10
                                                       ----     ----
            Benefit obligation, end of year.........   $ 60     $ 19
                                                       ====     ====
            Funded Status:
            Funded status at end of year............   $(60)    $(19)
              Unrecognized net loss.................      2        1
              Accruals for acquisitions.............      0        0
                                                       ----     ----
            Net amount recognized...................   $(58)    $(18)
                                                      =====     ====

     The postretirement benefits were unfunded at December 31, 2000 and 1999. The actuarially based costs of Mirant's postretirement benefits during 2000, 1999 and 1998 were not material.

Stock-Based Compensation

  Value Creation Plan

     In 1997, Mirant initiated a long-term incentive plan, the value creation plan, which grants appreciation rights to eligible employees to receive unit appreciation over a preestablished value on a stated number of units per employee. Base values and subsequent annual valuations are calculated using a discounted cash flow methodology, the key assumptions of which include cash flow forecasts for each of Mirant's investments for the future five to seven years, a terminal value assumption equal to 103%, and a discount rate of 13% for all periods presented. Employees are granted two types of appreciation rights: standard appreciation rights which pay each eligible employee for any appreciation over a fixed base value and indexed appreciation rights which pay each eligible employee for any appreciation over a base value which increases each year by a predetermined interest rate. Standard appreciation rights vest 25% per year for four years, and indexed appreciation rights vest 100% after four years. Mirant records compensation expense ratably during the vesting period for any appreciation of the units over a fixed base value in accordance with APB Opinion 25. This expense amounted to $23.3 million and $1.7 million in 2000 and 1999, respectively, and was not material in 1998.

     Pursuant to SFAS No. 123, "Accounting for Stock-Based Compensation", Mirant has elected to account for its stock-based compensation plan under APB Opinion 25, "Accounting for Stock Issued to Employees" and adopt the disclosure-only provisions of SFAS No. 123. Accounting for cash-settled awards under SFAS No. 123 is consistent with the accounting for such awards under APB Opinion No. 25.

Transactions are summarized as follows:

                                                            Weighted                Weighted
                                                             Average                 Average
                                                Standard    Exercise     Indexed    Exercise
                                                 Rights       Price      Rights       Price
                                             -----------   ---------  ----------  -----------
    Outstanding at December 31, 1997.......  $   559,579   $ 10.00     2,729,011    $  10.00
    Granted................................    1,093,849      9.73        54,582       11.30
    Exercised..............................            0      0.00             0        0.00
    Forfeited..............................            0      0.00             0        0.00
                                             -----------   -------     ---------    --------
    Outstanding at December 31, 1998.......    1,653,428      9.82     2,783,593       11.30
    Granted................................    1,456,665     11.61       325,138       12.77
    Exercised..............................      (14,411)     9.90             0        0.00
    Forfeited..............................      (24,995)     9.83       (91,216)      12.77
                                             -----------   -------     ---------    --------
    Outstanding at December 31, 1999.......    3,070,687     10.67     3,017,515       12.77
    Granted................................    2,237,806     13.72             0        0.00
    Exercised..............................       (5,668)     9.73             0        0.00
    Forfeited..............................      (45,900)    13.46             0        0.00
    Converted to stock options/SARs........    5,256,925     11.94     3,017,515       12.77
                                             -----------   -------     ---------    --------
    Outstanding at December 31, 2000.......            0   $  0.00             0    $   0.00
                                             ===========   =======     =========    ========
    Units exercisable at December 31, 1998.      139,883   $ 10.00             0    $   0.00
                                             ===========   =======     =========    ========
    Units exercisable at December 31, 1999.      538,816   $  9.87                  $   0.00
                                             ===========   =======     =========    ========
    Units exercisable at December 31, 2000             0   $  0.00             0    $   0.00
                                             ===========   =======     =========    ========

Mirant Corporation Options

     Stock option grants in Mirant common stock have been made from Mirant's Omnibus Incentive Compensation Plan. Mirant options have a 10-year term. This term may be shortened through termination of employment. Options vest equally on each of the first, second and third anniversaries of the grant date. Mirant options are nontransferable, except through death. The exercise price of Mirant options is equal to stock price on the date of grant.

Transactions are summarized as follows:
                                                           Weighted
                                                            Average
                                                  Mirant   Exercise
                                                 Options     Price
                                                ---------  ---------
     Outstanding at December 31, 1999.........          0  $  0.00
       Granted................................  8,631,094    17.89
       Exercised..............................       (633)   15.42
       Forfeited..............................    (71,106)   20.72
                                                ---------  -------
     Outstanding at December 31, 2000.........  8,559,355  $ 17.87
                                                =========  =======
     Options exercisable at December 31, 2000.  1,159,650  $ 13.32
                                                =========  =======

     Exercise prices for Mirant stock options outstanding as of December 31, 2000 ranged from $3.35 to $22.00. The following table provides certain information with respect to Mirant stock options outstanding at December 31, 2000:

                                                             Weighted
                                                Weighted      Average
                                                 Average     Remaining
                                     Options    Exercise    Contractual
      Range of Exercise Prices     Outstanding    Price        Life
      ---------------------------  ------------ ---------   -----------
      $ 3.35 -- $ 4.40........       364,442     $  3.40          6.6
      $11.01 -- $13.20........       798,906       12.93          6.5
      $13.21 -- $15.40........       407,479       13.29          5.5
      $15.41 -- $17.60........     2,029,549       15.92          8.2
      $17.61 -- $19.80........     1,605,407       18.59          9.2
      $19.81 -- $22.00........     3,353,572       22.00          9.7
                                   ---------
      Total...................     8,559,355       17.87          8.6
                                   =========

     The following table provides certain information with respect to stock options exercisable at December 31, 2000:

                                                 Weighted
                                                  Average
                                     Options     Exercise
      Range of Exercise Prices     Exercisable     Price
      --------------------------- ------------   --------
      $ 3.35 -- $ 4.40........        77,446     $  3.50
      $11.01 -- $13.20........       399,443       12.93
      $13.21 -- $15.40........       305,596       13.29
      $15.41 -- $17.60........       375,097       15.78
      $17.61 -- $19.80........         2,068       19.04
                                   ---------     -------
      Total...................     1,159,650       13.32
                                   =========

     The weighted average fair value at date of grant for options granted during 2000 was $7.94 and was estimated using the Black-Scholes option valuation model with the following weighted-average assumptions:

      Expected life in years...       5
      Interest rate............    6.66%
      Volatility...............   40.00%
      Dividend yield...........       0

Southern Company Options

     Stock option grants in Southern common stock have been made from Southern Company's Performance Stock Plan periodically and vest equally on each of the first, second and third anniversaries of the grant date. Grants fully vest upon termination because of death, total disability or retirement. Exercise price is the average of the high and low fair market value of Southern Company's common stock on the date granted.

Transactions are summarized as follows:

                                                                 Weighted
                                                                  Average
                                                       Southern  Exercise
                                                        Options    Price
                                                      ---------  --------
      Outstanding at December 31, 1997............      517,371  $ 21.81
        Granted...................................      283,864    27.03
        Exercised.................................       (4,071)   21.87
        Forfeited.................................       (1,693)   23.00
                                                      ---------    -----
      Outstanding at December 31, 1998............      795,471    23.67
        Granted...................................      516,967    26.56
        Exercised.................................       (6,001)   22.46
        Forfeited.................................      (21,845)   25.31
                                                      ---------    -----
      Outstanding at December 31, 1999............    1,284,592    24.81
        Granted...................................    1,247,663    23.25
        Exercised.................................      (61,126)   21.68
        Forfeited.................................      (64,630)   23.66
        Transfers of employees between
         Southern and Mirant, net.................      (22,291) $ 24.09
                                                       --------  =======
      Outstanding at December 31, 2000............    2,384,208  $ 24.09
                                                      =========  =======
      Options exercisable at December 31, 1998....      277,788  $ 21.91
                                                      =========  =======
      Options exercisable at December 31, 1999....      502,276  $ 22.83
                                                      =========  =======
      Options exercisable at December 31, 2000....      812,982  $ 24.11
                                                      =========  =======

     Exercise prices for Southern stock options outstanding as of December 31, 2000 ranged from $21.01 to $28.00. The following table provides certain information with respect to Southern stock options outstanding at December 31, 2000:

                                                            Weighted
                                                Weighted     Average
                                                Average     Remaining
                                     Options    Exercise   Contractual
      Range of Exercise Prices     Outstanding   Price        Life
      ---------------------------  -----------  --------   -----------
      $21.01 -- $24.00.........     1,621,122   $ 22.88        8.1
      $24.01 -- $28.00.........       763,086     26.73        7.7
                                    ---------
      Total....................     2,384,208     24.09        8.0
                                    =========

     The following table provides certain information with respect to stock options exercisable at December 31, 2000:

                                               Weighted
                                                Average
                                     Options   Exercise
      Range of Exercise Prices     Exercisable   Price
      --------------------------- --------------------
      $21.01 -- $24.00.........       448,328  $  21.91
      $24.01 -- $28.00.........       364,654     26.81
                                      -------
      Total...................        812,982     24.11
                                      =======

     The weighted average fair values at date of grant for options granted during 2000, 1999 and 1998 were $3.36, $6.29 and $5.69, respectively, and were estimated using the Black-Scholes option valuation model with the following weighted-average assumptions:

                                  2000     1999    1998
                                -------  ------- ------
      Expected life in years..     4.0      3.7     3.7
      Interest rate...........    6.66%    5.79%   5.46%
      Volatility..............   20.94%   20.74%  19.16%
      Dividend yield..........    5.80%    5.00%   5.00%

     Had compensation costs been determined as prescribed by SFAS No. 123 for options in Southern and Mirant, Mirant's net income would have been reduced by approximately $23 million in 2000, by approximately $12 million in 1999 and by approximately $6 million in 1998. Earnings per share would have been reduced by $0.07, $0.05 and $0.02 for the same periods, respectively.

Phantom Stock

     During 1999, Mirant made awards of approximately 39,000 phantom Southern stock shares and approximately 130,000 phantom Mirant stock shares to certain employees and officers. The aggregate amount awarded was approximately $2.7 million with cliff vesting during 2003. Mirant records compensation expense ratably during the vesting period, taking into account the fluctuations in market value of the underlying stock during each period. During 2000, Mirant made awards of approximately 304,925 Mirant phantom stock shares to certain employees and officers. The aggregate amount awarded was approximately $6.7 million with vesting based on stock price appreciation. Mirant records compensation expense as shares become vested. Compensation expense during 2000 and 1999 was approximately $1.7 million and $500,000, respectively.

7.   Debt

     At December 31, 2000 and 1999, Mirant's long-term debt (including current maturities) was as follows (in millions):
                                                          2000          1999
                                                         ------        ------
  Senior notes:
    Dollar-denominated:
       7.40% notes, due 2004.........................     $  200        $  200
       7.90% notes, due 2009.........................        500           500
    Sterling-denominated:
       6.38% notes, due 2001*........................          0           163
       6.80% notes, due 2006*........................          0           321
  Debt supported by long-term banking arrangements:
    Dollar-denominated:
       7.10% to 7.34% note, due 2001.................          0             6
       7.76%  to 8.00% notes, due 2002...............      1,942           792
       8.06% to 9.75% note, due 2003.................         71            21
       8.06% to 9.50% notes, due 2004................         68            89
       Variable rate (7.47% at December 31, 2000),
        04...........................................        300           140
       5.43% note, due 2004, guaranteed by Mirant....          0           100
       7.69% to 10.00% notes, due 2005...............        422           417
       7.64% to 9.70% notes, due 2006................         49            51
       7.16% to 10.25% notes, due 2007...............        427           495
       5.95% to 10.56% notes, due 2011...............        754           742
    Deutsche mark-denominated:
       5.14% to 5.17% note, due 2004.................        512           522
  Other long-term debt:
    Dollar-denominated:
       11.00% note, due 2000.........................          0            71
       7.75% and  10.50% senior loan participation
        certificate, due 2005 and 2006...............        340           340
       7.78% to 11.00% loans, due 2000 to 2007.......         25            24
       8.12% notes, due 2018.........................        153           153
    Sterling-denominated:
       0% to 7.64% loans, due 2000 and 2002..........          5            13
    Deutsche Mark-denominated:
       5.35% loan, due 2008..........................         29            31
                                                         -------       -------
         Total long-term debt........................      5,797         5,191
  Less current maturities............................        201           237
                                                         -------       -------
         Total                                           $ 5,596       $ 4,954
                                                         =======       =======
    *WPD long-term debt was consolidated in 1999.

     At December 31, 2000, the annual scheduled maturities of long-term debt during the next five years were as follows (in millions):

                 2001........   $201
                 2002........  2,138
                 2003........    261
                 2004........  1,195
                 2005........    432

  Bank Arrangements

     Mirant has bank credit arrangements with various lending institutions totaling approximately $6,647 million. At December 31, 2000, used credit arrangements with banks totaled $4,190 million, of which $1,298 million expires during 2001 and $2,892 million during 2002 and beyond. The credit arrangements generally require payment of commitment fees based on the unused portion of the commitments or the maintenance of compensating balances with the banks. These balances are not legally restricted from withdrawal.

     In April 1999, Mirant entered into three revolving credit agreements with a group of lending banks, as agent, with commitments totaling $1,300 million. Each of the corporate credit facilities is available for general corporate purposes, including commercial paper backstop. Facility A with total commitments of $500 million was intended to be a temporary facility until Mirant completed subsequent financings. Accordingly, this facility was cancelled in October 1999. Facility B, a $350 million, 364-day revolving line of credit with an annual commitment fee of $532,000, originally matured in March 2000; however, it has extension and commitment increase options subject to the lenders' approval and currently matures in March 2001. Facility C, totaling $450 million with an annual commitment fee of $798,000, also has a letter of credit option and matures in April 2004. No amounts were drawn under the Facility C credit arrangement at December 31, 2000 or 1999. However, Mirant had letters of credit outstanding under Facility C in the amount of $406 million and $250 million at December 31, 2000 and 1999, respectively. In April 1999, Mirant also instituted a commercial paper program that is used in conjunction with the corporate credit facilities as an alternate funding source. At December 31, 2000 and 1999, $0 and $50 million were outstanding, respectively, under this program.

     The April 1999 Credit Agreements contain various business and financial covenants including, among other things, (i) limitations on dividends, redemptions and repurchases of capital stock, (ii) limitations on the incurrence of indebtedness and liens, (iii) limitations on capital expenditures, (iv) limitations on ratio of recourse debt to recourse capital and (v) maintenance of minimum ratios of Corporate Debt Service to Corporate Interest.

     In October 1999, Mirant Americas Generation, Inc. ("MAGI") completed a $1,450 million corporate-style bank financing consisting of three credit facilities. Facility A is a $1,150 million 364-day term loan with a two-year term-out option and no commitment fee. Facility B is a $250 million five-year revolving credit facility, with an annual commitment fee of $380,000, to be used for capital expenditures, and Facility C is a $50 million five-year revolving credit facility, with an annual commitment fee of $76,000, for working capital needs. The draws under Facilities B and C, in the amount of $300 million and $140 million at December 31, 2000 and 1999, respectively, are included in long-term debt in the accompanying balance sheets. The term out of Facility A was executed in October 2000, and the facility will mature in October 2002. The MAGI facilities contain covenants substantially equivalent to those discussed above for the April 1999 Credit Agreement.

     In May 2000, Mirant entered into a revolving credit agreement with Bank of America, as agent, with commitments totaling $550 million. In June 2000, the facility was syndicated among a group of lending banks and increased to $1,000 million to be used for general corporate purposes, including commercial paper backstop. The June 2000 credit agreement contains covenants substantially equivalent to those discussed above for the April 1999 credit agreement.

     In August 2000, Mirant entered into a letter of credit facility with commitments totaling $100 million to be used for general corporate purposes. As of December 31, 2000, Mirant had $85.5 million in letters of credit issued under this facility. The August 2000 credit agreement contains covenants substantially equivalent to those discussed above for the April 1999 and June 2000 credit agreements.

     In connection with the Potomac Electric Power Company ("PEPCO") acquisition in December 2000 (Note 12), Mirant entered into credit agreements with a syndicate of banks that provided two facilities to MAGI totaling $1,020 million with recourse to MAGI and one facility of $650 million to Mirant with recourse to Mirant. At December 31, 2000 $1,145 million was outstanding under these agreements.

    During 2000, MAEM renewed its existing line-of-credit facility with a group of lenders for an additional 364-day term and increased its borrowing capacity by $30 million to $180 million. The facility bears interest based on the London Interbank Offering Rate plus a variable spread based on MAEM's credit rating at the date of the borrowing, payable monthly. MAEM had $90 million outstanding under this line-of-credit facility at December 31, 2000. In July 1999, MAEM entered into a commercial paper agreement with certain financial institutions. Each note has a maturity of 366 days or less. As of December 31, 2000, MAEM had no commercial paper outstanding.

    On July 21, 2000, Mirant Americas Energy Marketing Canada Ltd. ("MAEMC") entered into a $35 million (Canadian dollar) revolving credit facility. On November 20, 2000, MAEMC amended the initial facility increasing the maximum borrowing amount to $70 million (Canadian dollar). The one-year agreement can be extended an additional year on November 1, 2001. The facility's interest is payable monthly. The interest rate depends on the currency of the borrowing and generally is computed at LIBOR plus 85 to 100 basis points. At December 31, 2000, the outstanding borrowings were $41.8 million (U.S. Dollar borrowings).

    On March 3, 2000, Mirant Americas Energy Capital entered into a $50 million credit facility that matures on March 3, 2003. The facility's interest is payable monthly. For base rate advances, interest is computed as the U.S. prime rate plus zero points. For London Interbank Offering Rate advances, interest is computed as LIBOR plus 200 basis points. At December 31, 2000, the outstanding borrowings were $50 million.

    Mirant believes it is in compliance with all of the covenants in the preceding agreements at December 31, 2000.

    In addition, Mirant, from time-to-time, borrows under uncommitted lines of credit with banks and through commercial paper programs that have the liquidity support of committed bank credit arrangements.

Preferred Securities and Related Notes Receivable from Southern Company

     In a series of transactions during 1998 and 1997, subsidiaries of Mirant borrowed $350 million and $682 million, respectively, dollar denominated income preferred securities. The securities are due between 2027 and 2037 with fixed interest rates between 6.875% and 8.235%. Mirant entered into a swap agreement to effectively convert the $82 million security borrowed in 1997 to British Pounds Sterling at the time of issuance. This amount is not included in 2000 as WPD is no longer consolidated for accounting purposes effective December 1, 2000. $950 million and $1,031 million were outstanding on the securities at December 31, 2000 and 1999, respectively (Note 9).

     These subsidiary obligated mandatorily redeemable preferred securities have been issued by special purpose financing entities of Mirant. Substantially all of the assets of these special financing entities are junior subordinated notes issued by subsidiaries of Mirant in the amount of $979 million and held by Southern Company. Payment terms and interest rates on the note receivables from Southern Company are identical to the related preferred securities. The notes are due between 2027 and 2037 with fixed interest rates between 6.875% and 8.19%. These receivables from Southern are included in notes receivable in the accompanying balance sheets (Note 9). These will be transferred to Southern Company as part of Mirant's separation from Southern Company.

Convertible Trust Preferred Securities

     On October 2, 2000, Mirant Trust I closed the sale of 6.9 million convertible trust preferred securities for an initial price of $50.00 per preferred security. The net proceeds from the offering, after deducting underwriting discounts and commissions payable by Mirant, were $334 million.

     Unless Mirant redeems the debentures, and subject to its right to elect a cash settlement, holders of preferred securities will have the right to convert the preferred securities into shares of Mirant's common stock at any time after October 2, 2001 and prior to October 1, 2030. Preferred securities that have been called for redemption may only be converted on or before the business day prior to the close of business on the applicable redemption date. The preferred securities will convert into Mirant common stock at an initial conversion rate of 1.8182 shares of common stock for each preferred security. This conversion rate is equivalent to the conversion price of $27.50 per share of Mirant common stock. The initial conversion rate may be subject to adjustment. Upon conversion of a preferred security, a corresponding debenture held by the trust will be canceled.

     From October 2, 2001 and until the next business day following the date of the distribution of Mirant common stock held by Southern Company to its stockholders, Mirant may elect to make a cash settlement in respect of any preferred securities surrendered for conversion. The amount of cash that holders of the preferred securities will receive if Mirant elects a cash settlement will be equal to the value of the underlying shares of common stock.

8.   Income Taxes

     Details of the income tax provision for the years ended December 31, 2000, 1999 and 1998 are as follows (in millions):

                                                          2000    1999    1998
                                                          ----    ----    ----
     Income Tax Provision:
     Income tax from continuing operations:
       United States:
          Current provision (benefit).................   $  44   $ (16)  $ (87)
          Deferred provision (benefit)................      43      36     (44)
       International:
          Current (benefit) provision.................      (2)     18      15
          Deferred provision (benefit)................       1      91      (7)
                                                         -----   -----    ----
            Total provision (benefit) from continuing
             operations...............................   $  86  $  129   $(123)
                                                         =====  ======   =====
     Income tax from discontinued operations:
          Current benefit.............................     (90)    (54)    (33)
          Deferred provision..........................      70      39      11
                                                         -----  ------   -----
            Total benefit from discontinued operations   $ (20) $  (15)  $ (22)
                                                         =====  ======   =====

     The tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases which give rise to deferred tax assets and liabilities are as follows (in millions):

                                                    2000   1999
                                                   ------ ------
     Deferred Tax Liabilities:
     Property and intangibles basis differences    $(377) $(699)
     Pensions..................................        0    (64)
     Other.....................................     (204)   (49)
                                                   -----  -----
       Total...................................    $(581) $(812)
                                                   =====  =====
     Deferred Tax Assets:
     Obligations under energy delivery             $ 802  $   6
     commitments...............................
     Impairment loss...........................       84     85
     Deferred costs............................       12     20
     Other.....................................      239     21
                                                   -----  -----
       Total...................................    1,137    132
                                                   -----  -----
       Net deferred tax assets (liabilities)...    $ 556  $(680)
                                                   =====  =====

     Deferred   tax  assets   and  liabilities  attributable  to  the  same  tax
jurisdiction are netted where appropriate in the accompanying consolidated balance sheets.

     A reconciliation of Mirant's federal statutory income tax rate to the effective income tax rate for continuing operations for the years ended December 31, 2000, 1999 and 1998 is as follows:

                                                 2000    1999   1998
                                                 ----  ------- -----
     Statutory income tax rate.................    35%    35%   (35)%
     State income tax, net of federal benefit..     4      1       3
     Non-U.S. taxes............................   (23)   (17)   (192)
     Other.....................................     1      0       0
                                                 ----  -----    ----
       Effective income tax rate.......            17%    19%   (224)%
                                                 ====  =====   =====

     The difference between the statutory rate and the effective income tax rate for discontinued operations for 2000, 1999 and 1998 is primarily due to the utilization of domestic tax credits.

     Mirant and the other subsidiaries of Southern file a consolidated federal income tax return. Under a joint income tax agreement, each company's current and deferred tax expense is computed on a stand-alone basis. Under this agreement, Mirant received tax refunds from Southern of approximately $136 million, $99 million and $118 million during 2000, 1999 and 1998, respectively. Approximately $85 million and $100 million of the other current receivables balance at December 31, 2000 and 1999, respectively, are comprised of tax refunds under the consolidated income tax agreement or from various tax authorities. Approximately $168 million and $152 million of the other current payables balance at December 31, 2000 and 1999, respectively, are comprised of income taxes currently payable to various tax authorities.

     The undistributed earnings of certain foreign subsidiaries aggregated $773 million as of December 31, 2000, which, under existing tax law, will not be subject to U.S. income tax until distributed. Of the total undistributed earnings, provisions for U.S. taxes have not been accrued on $382 million related to earnings that have been, or are intended to be, indefinitely reinvested.

     On July 1, 2000, Mirant adopted a strategy under which only a portion of the future earnings of certain foreign subsidiaries will be deferred in order to reinvest funds for further growth in Asia, fund construction efforts or service debt obligations. The remaining earnings will be repatriated for reinvestment elsewhere in the world or to service parent debt obligations.

9.   Financial Instruments

  Commodity Trading Activities

     Mirant provides risk management services associated with the energy industry to its customers in the North American and European markets. These services are provided through a variety of exchange-traded energy contracts, forward contracts, futures contracts, option contracts, and financial swap agreements. These contractual commitments, which represent risk management assets and liabilities, are accounted for using the mark-to-market method of accounting. Accordingly, they are reflected at fair value in the accompanying consolidated balance sheets.

     The trading operations engage in risk management activities. All such transactions and related expenses are recorded on a trade-date basis. Financial instruments and contractual commitments utilized in connection with these activities are accounted for using the mark-to-market method of accounting. Under the mark-to-market method of accounting, financial instruments and contractual commitments, including derivatives used for these purposes, are recorded at fair value. The determination of fair value considers various factors, including closing exchange or over-the-counter ("OTC") market price quotations, time value and volatility factors underlying options and contractual commitments.

     The volumetric weighted average maturities at December 31, 2000 were 3.1 years and 2.3 years for the North American portfolio and European portfolio, respectively. The net notional amount of the risk management assets and liabilities at December 31, 2000 was approximately 18 million equivalent megawatt-hours. The notional amount is indicative only of the volume of activity and not of the amount exchanged by the parties to the financial instruments. Consequently, these amounts are not a measure of market risk.

     Risk management assets and liabilities as of December 31, 2000 primarily relate to MAEM, the North American energy marketing subsidiary. As discussed in
Note 12, this subsidiary was accounted for under the equity method of accounting until the August 10, 2000 purchase by Mirant of the remaining interest in the subsidiary. The fair value of the North American and European risk management assets and liabilities recorded in the consolidated balance sheets as of December 31, 2000 and the average for the year then ended are included in the following table. The averages are based on quarter-end balances during the entire year.

                                    Risk Management Assets        Risk Management Liabilities
                                   ---------------------------   ----------------------------
                                                   Value at                       Value at
                                    Average      December 31,      Average      December 31,
                                     Value           2000           Value           2000
                                    -------      ------------      -------      ------------
Energy commodity instruments:
Electricity.......................    $1,513         $ 2,017        $1,505         $1,971
Natural gas.......................     1,065           1,738         1,068          1,721
Crude oil.........................        59              85            40             83
Other.............................        56              68            32             30
                                      ------         -------        ------         ------
  Total...........................    $2,693         $ 3,908        $2,645         $3,805
                                      ======         =======        ======         ======

  Asset and Liability Management

     Mirant is exposed to market risk, including changes in interest rates, currency exchange rates, and certain commodity prices. To manage the volatility relating to these exposures, Mirant enters into various derivative transactions pursuant to its policies in such areas such as counterparty exposure and hedging practices.

  Commodity Contracts

     Mirant engages in commodity-related marketing and price risk management activities in order to hedge market risk and exposure to electricity and to natural gas, coal, and other fuels utilized by its generation assets. These financial instruments primarily include forwards, futures, and swaps. The gains and losses related to these derivatives are recognized in the same period as the settlement of the underlying physical transaction. These realized gains and losses are included in operating revenues and operating expenses in the accompanying income statements.

     At December 31, 2000, Mirant had unrealized net losses of approximately $397 million related to these financial instruments. The fair value of its nontrading commodity financial instruments is determined using various factors, including closing exchange or over-the-counter market price quotations, time value and volatility factors underlying options and contractual commitments.

     At December 31, 2000, Mirant had contracts that related to periods through 2003. The net notional amount of the risk management assets and liabilities at December 31, 2000 was 4.9 million equivalent megawatt-hours. The notional amount is indicative only of the volume of activity and not of the amount exchanged by the parties to the financial instruments. Consequently, these amounts are not a measure of market risk.

  Interest Swaps

     Mirant's policy is to manage interest expense using a combination of fixed- and variable-rate debt. To manage this mix in a cost-efficient manner, Mirant enters into interest rate swaps in which it agrees to exchange, at specified intervals, the difference between fixed and variable interest amounts calculated by reference to an agreed-upon notional principal amount. These swaps are designated to hedge underlying debt obligations. For qualifying hedges, the interest rate differential is reflected as an adjustment to interest expense over the life of the swaps. Gains and losses resulting from the termination of qualified hedges prior to their stated maturities are recognized ratably over the remaining life of the instrument being hedged.

     Currency swaps are used by Mirant to hedge its net investment in certain foreign subsidiaries. Gains or losses on these currency swaps designated as hedges of net investments are offset against the translation effects reflected in other comprehensive income, net of tax. Currency forwards are used to hedge contracts denominated in a foreign currency.

     The interest rates noted in the following table represent the range of fixed interest rates that Mirant pays on the related interest rate swaps. On virtually all of these interest rate swaps, Mirant receives floating interest rate payments at LIBOR. The currency derivatives manage Mirant's exposure arising on certain foreign currency transactions.

                              Year of Maturity    Interest        Number of     Notional    Unrecognized
Type                           or Termination       Rates      Counterparties    Amount      (Loss) Gain
----                           --------------     ------------ --------------    ------    -------------
                                                                                    (in millions)
Interest rate swaps               2002-2012        6.55%-7.12%         9          $2,150     $ (110)
                                  2002-2007        4.98%-5.79%         2           DM691         (5)
Cross currency swaps                   2002                  -         2       (pound)44          1
Cross currency swaption                2003                  -         2           DM338         24
Currency forwards                 2001-2003                  -         1           CAD19          -
                                       2001                  -         4      (pound)116         (5)
                                                                                             ------
                                                                                             $  (95)
                                                                                             ======

         (pound) - Denotes British pounds sterling
              DM - Denotes Deutschemark
             CAD - Denotes Canadian Dollars

     The unrecognized gain/loss for interest rate swaps is determined based on the estimated amount that Mirant would receive or pay to terminate the swap agreement at the reporting date based on third-party quotations. The unrecognized gain/loss for cross-currency financial instruments is determined based on current foreign exchange rates. If the existing asset and liability management derivative financial instruments at December 31, 2000 and 1999 had been discontinued or Mirant counterparties defaulted on those dates, Mirant would have recognized losses of approximately $95 million and $57 million, respectively. However, at December 31, 2000, Mirant believes that its exposure to credit risk due to nonperformance by the counterparties to its asset and liability management financial derivatives is not material based on the investment grade rating of the counterparties.

  Market Risk

     Market risk is the potential loss Mirant may incur as a result of changes in the market or fair value of a particular instrument or commodity. All financial and commodities-related instruments, including derivatives, are subject to market risk. Mirant's exposure to market risk is determined by a number of factors, including the size, duration, composition, and diversification of positions held, the absolute and relative levels of interest rates as well as market volatility and illiquidity. The most significant factor influencing the overall level of market risk to which Mirant is exposed is its use of hedging techniques to mitigate such risk. Mirant manages market risk by actively monitoring compliance with stated risk management policies as well as monitoring the effectiveness of its hedging policies and strategies.

     Mirant's risk management policies limit the amount of total net exposure and rolling net exposure during stated periods. These policies, including related risk limits, are regularly assessed to ensure their appropriateness given Mirant's objectives.

  Credit Risk

     Mirant is exposed to losses in the event of nonperformance by counterparties to its derivative financial instruments for those instruments that are not exchange-traded. Credit risk is measured by the loss Mirant would record if its counterparties failed to perform pursuant to terms of their contractual obligations and the value of collateral held, if any, was not adequate to cover such losses. Mirant has established controls to determine and monitor the creditworthiness of counterparties, as well as the quality of pledged collateral, and uses master netting agreements whenever possible to mitigate Mirant's exposure to counterparty credit risk. Additionally, Mirant may require counterparties to pledge additional collateral when deemed necessary.

     Concentrations of credit risk from financial instruments, including contractual commitments, exist when groups of counterparties have similar business characteristics or are engaged in like activities that would cause their ability to meet their contractual commitments to be adversely affected, in a similar manner, by changes in the economy or other market conditions. Mirant monitors credit risk on both an individual and group counterparty basis. Accordingly, management does not expect any material adverse impact to its financial position or results of operations as a result of counterparty nonperformance.

  Fair Values

     SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires the disclosure of the fair value of all financial instruments. Financial instruments recorded at market or fair value include cash and interest-bearing equivalents, financial instruments used for trading purposes, commodities, and related instruments used for trading purposes, including options and contractual commitments. See the Asset and Liability Management section in this note where commodity contracts for nontrading purposes are discussed. The following methods were used by Mirant to estimate its fair value disclosures for all other financial instruments not carried at fair value on the accompanying balance sheets:

        Notes Receivable. The fair value of Mirant's note receivables is estimated using interest rates it would receive based on similar types of arrangements.

        Notes  Payable and Other Long- and  Short-Term  Debt.  The fair value of
     Mirant's notes payable and long- and short-term debt is estimated using discounted cash flow analysis based on current market interest rates for similar types of borrowing arrangements and market quotes, when available.

        Subsidiary Obligated Mandatorily  Redeemable Preferred  Securities.  The
     fair value  of  Mirant's  subsidiary   obligated  preferred  securities  is
     calculated based on current market price.

       Company Obligated Mandatorily Redeemable Securities. The fair value of Mirant's company obligated preferred securities is calculated based on current market price.

     The carrying or notional amounts and fair values of Mirant's financial instruments at December 31, 2000 and 1999 were as follows (in millions):

                                                               2000               1999
                                                        -----------------  ------------------
                                                         Carrying   Fair    Carrying   Fair
                                                          Amount    Value    Amount    Value
                                                        ---------  -------  --------  -------
     Notes receivable, including current portion....     $ 1,553   $ 1,553  $ 1,415   $ 1,324
     Notes payable and long- and short-term debt....       7,086     6,653    7,152     6,779
     Subsidiary obligated mandatorily redeemable
      preferred Securities..........................         950       934    1,031       907
     Company obligated mandatorily redeemable
      securities of a subsidiary holding solely
      parent company debentures.....................         345       428         0        0


10.  Capital Transactions

     Initial Public Offering. During 2000, Mirant completed an initial public offering of 58 million shares of its common stock for an initial price of $22.00 per share. Simultaneously, the underwriters exercised options to purchase from Mirant an additional 8,700,000 shares of common stock at the initial price of $22.00 per share. The net proceeds from the offering, after deducting underwriting discounts and commissions payable by Mirant, were $1.4 billion. Mirant used the net proceeds of the offering and the sale of convertible preferred securities (Note 7) to repay $900 million of short-term debt from credit lines and $581 million of commercial paper. The remaining proceeds were to be used for general corporate purposes.

     As part of its planned spin-off from Southern, Mirant agreed to contribute its finance and leveraged lease subsidiaries (Note 14) to Southern. In connection with this contribution, on August 30, 2000, Mirant issued to Southern one share of Series B preferred stock, redeemable at the election of Mirant in exchange for the contribution of these subsidiaries to Southern. The issuance of the preferred share on August 30, 2000 has been accounted for as a non-cash transaction by Mirant at the book value of these subsidiaries, resulting in a reduction of shareholders equity during 2000. Mirant has not called its Series B preferred share for redemption. There will not be a gain or loss from the disposal because of the transfer accuring at book value.

11.  Commitments and Contingent Matters

California:
     Reliability-Must-Run Agreements: Mirant subsidiaries acquired generation assets from Pacific Gas & Electric ("PG&E") in April 1999, subject to reliability-must-run agreements. These agreements allow the California Independent System Operator Corporation ("CAISO"), under certain conditions, to require certain Mirant subsidiaries to run the acquired generation assets in order to support the reliability of the California electric transmission system. Mirant assumed these agreements from PG&E prior to the outcome of a Federal Energy Regulatory Commission ("FERC") proceeding initiated in October 1997 that will determine the percentage of a $158.8 million annual fixed revenue requirement to be paid to Mirant by the CAISO under the reliability-must-run agreements. This revenue requirement was negotiated as part of a prior settlement of a FERC rate proceeding. Mirant contends that the amount paid by the CAISO should reflect an allocation based on the CAISO's right to call on the units (as defined by the reliability-must-run agreements) and the CAISO's actual calls. This approach would result in annual payments by the CAISO of approximately $120 million, or 75% of the settled fixed revenue requirement. The decision in this case will affect the amount the CAISO will pay to Mirant for the period from June 1,1999 through December 31, 2001. On June 7, 2000, the administrative law judge presiding over the proceeding issued an initial decision in which responsibility for payment of approximately 3% of the revenue requirement was allocated to the CAISO. On July 7, 2000, Mirant appealed the administrative law judge's decision to the FERC. The outcome of this appeal cannot be determined. A final FERC order in this proceeding may be appealed to the U.S. Court of Appeals.

     If Mirant is unsuccessful in its appeal of the administrative law judge's decision, it will be required to refund certain amounts of the revenue requirement paid by the CAISO for the period from June 1, 1999 until the final disposition of the appeal. The amount of this refund as of December 31, 2000 would have been approximately $138 million, however, there would have been no effect on net income for 2000. This amount does not include interest that may be payable in the event of a refund. If Mirant is unsuccessful in its appeal, it plans to pursue other options available under the reliability-must-run agreements to mitigate the impact of the administrative law judge's decision upon its future operations. The outcome of this appeal is uncertain, and Mirant cannot provide assurance that it will be successful.

     CAISO and California Power Exchange Corporation ("PX")Price Caps: Beginning in May 2000, wholesale energy prices in the California markets increased to levels well above 1999 levels. In response, on June 28, 2000, the CAISO Board of Governors reduced the price cap applicable to the CAISO's wholesale energy and ancillary services markets from $750/Mwh to $500/Mwh. The CAISO subsequently reduced the price cap to $250/Mwh on August 1, 2000. During this period, however, the PX maintained a separate price cap set at a much higher level applicable to the "day-ahead" and "day-of" markets administered by the PX. On August 23, 2000, the FERC denied a complaint filed August 2, 2000 by San Diego Gas & Electric Company ("SDG&E") that sought to extend the CAISO's $250/Mwh price cap to all California energy and ancillary service markets, not just the markets administered by the CAISO. However, in its order denying the relief sought by SDG&E, the FERC instructed its staff to initiate an investigation of the California power markets and to report its findings to the FERC and held further hearing procedures in abeyance pending the outcome of this investigation.

     On November 1, 2000, the FERC released a Staff Report detailing the results of the Staff investigation, together with an "Order Proposing Remedies for California Wholesale Markets" ("November 1 Order"). In the November 1 Order, the FERC found that the California power market structure and market rules were seriously flawed, and that these flaws, together with short supply relative to demand, resulted in unusually high energy prices. The November 1 Order proposed specific remedies to the identified market flaws, including: (a) imposition of a so-called "soft" price cap at $150/MWh to be applied to both the PX and CAISO markets, which would allow bids above $150/MWh to be accepted, but will subject such bids to certain reporting obligations requiring sellers to provide cost data and/or identify applicable opportunity costs and specifying that such bids may not set the overall market clearing price, (b) elimination of the requirement that the California utilities sell into and buy from the PX, (c) establishment of independent non-stakeholder governing boards for the CAISO and the PX, and (d) establishment of penalty charges for scheduling deviations outside of a prescribed range. In the November 1 Order the FERC established October 2, 2000, the date 60 days after the filing of the SDG&E complaint, as the "refund effective date." Under the November 1 Order rates charged for service after that date through December 31, 2002 will remain subject to refund if determined by the FERC not to be just and reasonable. While the FERC concluded that the Federal Power Act and prior court decisions interpreting that act strongly suggested that refunds would not be permissible for charges in the period prior to October 2, 2000, it noted that it was willing to explore proposals for equitable relief with respect to charges made in that period.

     On December 15, 2000, the FERC issued a subsequent order that affirmed in large measure the November 1 Order (the "December 15 Order"). Various parties have filed requests for administrative rehearing and for judicial review of aspects of the FERC's December 15 Order. The outcome of these proceedings, and the extent to which the FERC or a reviewing court may revise aspects of the December 15 Order or the extent to which these proceedings may result in a refund of or reduction in the amounts charged by Mirant's subsidiaries for power sold in the CAISO and PX markets, cannot be determined at this time, and Mirant cannot determine what affect any action by the FERC will have on its financial condition.

     Class Action Litigation: Five lawsuits have been filed in the superior courts of California alleging that certain owners of electric generation facilities in California and energy marketers, including Mirant Corporation, Mirant Americas Energy Marketing, LP, Mirant Delta, Mirant Potrero, and Southern Company, engaged in various unlawful and anti-competitive acts that served to manipulate wholesale power markets and inflate wholesale electricity prices in California. Four of the suits seek class action status. One lawsuit alleges that, as a result of the defendants' conduct, customers paid approximately $4 billion more for electricity than they otherwise would have and seeks an award of treble damages, as well as other injunctive and equitable relief. The other suits likewise seek treble damages and equitable relief. While two of the suits name Southern Company as a defendant, it appears that the allegations, as they may relate to Southern Company and its subsidiaries, are directed to activities of subsidiaries of Mirant Corporation. One such suit names Mirant Corporation itself as a defendant. Southern Company has notified Mirant of its claim for indemnification for costs associated with these actions under the terms of the Master Separation Agreement that governs the separation of Mirant from Southern Company, and Mirant has undertaken the defense of all of the claims. The final outcome of the lawsuits cannot now be determined.

     Department of Energy Order: On December 14, 2000, the Secretary of the Department of Energy ("DOE") ordered that certain suppliers of electricity provide electricity to the CAISO for delivery to California utility companies when the CAISO certified that there was inadequate electrical supply.

Bewag:
     On August 10, 2000, E.on Energie announced that it had reached an agreement with Hamburgische Electricitaets-Werke AG ("HEW") to sell E.on Energie's 49% share of Bewag effective January 1, 2001. Mirant, through its subsidiaries, had previously made an offer to purchase E.on Energie's 49% interest in Bewag. On August 14, 2000, at the request of the State of Berlin, the Berlin district court issued a temporary injunction preventing E.on Energie from selling part of its stake in Bewag, as it had not obtained the approval of the State of Berlin. This temporary injunction was extended by the Berlin high court on August 16, 2000. On August 15, 2000, the Berlin high court issued a separate preliminary injunction, at Mirant's request, to prevent the sale of E.on Energie's shares in Bewag to HEW. This injunction was upheld on December 4, 2000. The matter is currently scheduled for binding arbitration. E.on Energie has submitted a counterclaim to the arbitrator seeking recovery of damages it claims it suffered as a result of the injunction issued by the Berlin court. The first meeting of the parties with the arbitrators is scheduled for March 9, 2001. Upon E.on Energie's request, Mirant instituted legal proceedings in the state court of Berlin seeking the same injunction as in the arbitration. Both proceedings are in their initial stage. Therefore, Mirant is uncertain as to the result of the pending proceedings. Mirant has also stated its desire to negotiate a settlement with E.on Energie and HEW with respect to a joint partnership with HEW regarding their combined shares in Bewag including the shares presently owned by E.on Energie.

Companhia Energetica de Minas Gerais ("CEMIG"):
     In September 1999, the state of Minas Gerais, Brazil, filed a lawsuit in a state court seeking temporary relief against Southern Electric Brasil Participacoes, Ltda. ("SEB") exercising voting rights under the shareholders' agreement, between the state and SEB regarding SEB's interest in CEMIG, as well as a permanent rescission of the agreement. On March 23, 2000, a state court in Minas Gerais ruled that the shareholder agreement was invalid. SEB has appealed that decision and a second decision by the same court invalidating the shareholder agreement in a case brought by employees of CEMIG against the state of Minas Gerais. Mirant believes that this is a temporary situation and expects that the shareholders' agreement will be fully restored. Failure to prevail in this matter would limit Mirant's influence on the daily operations of CEMIG. However, SEB would still have 33% of the voting shares of CEMIG and hold 4 of 11 seats on CEMIG's board of directors. SEB's economic interest in CEMIG would not be affected. The significant rights SEB would lose relate to supermajority rights and the right to participate in the daily operations of CEMIG. SEB obtained financing from Banco Nacional de Desenvolvimento Economico e Social ("BNDES") for approximately 50% of the total purchase price of the CEMIG shares which is secured by a pledge of SEB's shares in CEMIG. The interest payment originally due May 15, 2000, in the amount of $107.8 million, has been deferred until May 15, 2001.

State Line Energy, L.L.C. ("State Line"):
     On July 28, 1998, an explosion occurred at State Line causing a fire and substantial damage to the plant. The precise cause of the explosion and fire has not been determined. Thus far, seven personal injury lawsuits have been filed against Mirant, five of which were filed in Cook County, Illinois. Mirant filed a motion to dismiss these five cases in 1998 for lack of "in personam" jurisdiction. The motion was denied in August 1999. In October 1999, the Appellate Court of Illinois granted Mirant's petition for leave to appeal. The outcome of these proceedings cannot now be determined and an estimated range of loss cannot be made.

Mobile Energy Services Company, L.L.C.("Mobile  Energy"):
     Mobile Energy is the owner of a facility that generates electricity, produces steam and in the past processed black liquor as part of a pulp and paper complex in Mobile, Alabama. On January 14, 1999, Mobile Energy and Mobile Energy Services Holdings, Inc., which guaranteed debt obligations of Mobile Energy, filed voluntary petitions in the United States Bankruptcy Court for the Southern District of Alabama, seeking protection under Chapter 11 of the United States Bankruptcy Code. Southern Company has guaranteed certain potential environmental and certain other obligations of Mobile Energy that represent a maximum contingent liability of $19 million as of December 31, 2000. A major portion of the maximum contingent liability escalates at the rate equal to the producer price index. As part of its separation from Southern Company, Mirant has agreed to indemnify Southern Company for any obligations incurred under such guarantees.

     An amended plan of reorganization was filed by Mobile Energy and Mobile Energy Services Holdings on February 21, 2001. This amended plan proposes to cancel the existing taxable and tax-exempt bond debt of Mobile Energy and transfer ownership of Mobile Energy and Mobile Energy Services Holdings to the holders of that debt. Approval of that proposed plan of reorganization would result in a termination of Southern Company's direct and indirect ownership interests in both entities, but would not affect Southern Company's continuing guarantee obligations that are described above. The final outcome of this matter cannot now be determined.

     In addition to the matters discussed above, Mirant is party to legal proceedings arising in the ordinary course of business. In the opinion of management, the disposition of these matters will not have a material adverse impact on the results of operations or financial position of Mirant.

Commitments and Capital Expenditures

     Mirant has made firm commitments to buy materials and services in connection with its ongoing operations and planned expansion and has made financial guarantees relative to some of its investments.

     The material commitments are discussed in the following sections.

  Energy Marketing and Risk Management

     Mirant has approximately $877 million trade credit support commitments related to its energy marketing and risk management activities as of December 31, 2000. Mirant has also guaranteed the performance of its obligations under a multi-year agreement entered into by Mirant with Brazos Electric Power Cooperative ("Brazos"). Under the agreement, effective January 1999, Mirant provides all the electricity required to meet the needs of the distribution cooperatives served by Brazos. Also, Mirant is entitled to the output of Brazos' generation facilities and its rights to electricity under power purchase agreements Brazos has entered into with third parties. Mirant's guarantee was $75 million for the first year of the agreement and declines by $5 million per year to $55 million in the fifth year of the agreement.

    To the extent that Mirant does not maintain an investment grade rating, it would be required to provide alternative collateral to certain counterparties. Such collateral might be in the form of letters of credit. Performance guarantees assure a subsidiary's performance of contractual obligations whether it is commodity delivery or payment.

     Mirant also has a guarantee related to Pan Alberta Gas, Ltd. of $64 million issued in 2000 and outstanding at December 31, 2000.

     Vastar, a subsidiary of BP Amoco, and Mirant had issued certain financial guarantees made in the ordinary course of business, on behalf of MAEM's counterparties, to financial institutions and other credit grantors. Mirant has agreed to indemnify BP Amoco against losses under such guarantees in proportion to Vastar's former ownership percentage of MAEM (Note 12). At December 31, 2000, such guarantees amounted to approximately $312 million.

     MAEM has a contract with BP Amoco through December 31, 2007 to purchase the natural gas that would have been produced by Vastar (now a unit of BP Amoco) in Canada, Mexico, and the contiguous states of the United States. The negotiated purchase price of delivered gas is generally equal to the daily spot rate prevailing at each delivery point. As part of Mirant's acquisition of Vastar's 40% interest in MAEM (Note 12), Mirant agreed to amend the gas purchase and sale agreement whereby BP Amoco is obligated to deliver fixed quantities at identified delivery points. The agreement will continue to be in effect through December 31, 2007. The amendment became effective November 1, 2000.

  Turbine Purchases and Other Construction-Related Commitments

     Mirant, either directly or indirectly through its subsidiaries, entered into agreements to purchase 94 turbines and equipment packages scheduled to be completed and delivered through 2005. Minimum termination amounts under the contracts were $196 million at December 31, 2000. Total amounts to be paid under the agreements if all turbines and equipment packages are purchased as planned were approximately $3,240 million at December 31, 2000.

     Mirant has entered into firm commitments to meet ongoing construction obligations at its projects, including contracts for materials purchases and engineering, procurement and construction-related services. These commitments at December 31, 2000 totaled approximately $474 million.

  Long-term Service Agreements

     Mirant has entered into long-term service agreements for the maintenance and repair of its combustion turbine and combined cycle generating plants. These agreements may be terminated in the event a planned construction project is cancelled. Minimum termination amounts under the agreements were $168 million at December 31, 2000. At December 31, 2000, the amount committed for construction projects in process was approximately $2,255 million.

  Power Purchase Agreements

     Under the asset purchase and sale agreement for PEPCO, Mirant also assumed the obligations and benefits of five power purchase agreements with a total capacity of 735 MW. Three of the power purchase agreements represent 730 MW.

  Operating Leases

     Mirant has commitments under operating leases with various terms and expiration dates. Expenses associated with these commitments totaled approximately $17 million, $17 million, and $25 million during the years ended December 31, 2000, 1999 and 1998, respectively.

     Mirant entered into lease transactions that provided $1.5 billion, net of associated expenses, of the purchase price at the closing of the Potomac Electric Power Company ("PEPCO") transaction (Note 12). The leases will be
treated   as  operating  leases  for  book  purposes  whereby  one  of  Mirant's subsidiaries will record periodic lease rental expenses. Mirant has the following annual amounts committed for long-term service, turbine purchases, fuel, power purchases and operating leases (in millions):

                                Long-Term        Turbine
                                 Service        Purchase          Fuel       Power Purchase   Operating
      Fiscal Year Ended:        Agreements     Commitments     Commitments     Agreements       Leases
                                ----------     -----------     -----------   --------------   ---------
      2001....................    $   23          $ 1,048        $   184          $ 26         $   219
      2002....................        67            1,320            180            11             191
      2003....................       119              712             55             0             170
      2004....................       174              136             54             0             141
      2005....................       180               24             55             0             136
      Thereafter..............     1,692                0             75             0           2,479
                                  ------          -------        -------          ----         -------
        Total minimum payments    $2,255          $ 3,240        $   603          $ 37         $ 3,336
                                  ======          =======        =======          ====         =======

  Labor Subject to Collective Bargaining Agreements

     At its State Line facilities in Indiana, Mirant has a labor contract with the United Steel Workers that extends to January 1, 2004 and involves 92 employees, or approximately 75% of State Line's total personnel. Some of these employees are currently working at facilities in Michigan and Wisconsin.

     At its newly acquired Mid-Atlantic facilities in and around Washington D.C. and Maryland, Mirant has a labor contract with the International Brotherhood of Electrical Workers that extends to January 2003 and involves approximately 680 employees, or 70% of Mirant's Mid-Atlantic facilities total personnel.

     Mirant's California business recently reached agreement on a labor contract with the International Brotherhood of Electrical Workers that extends to October 2004. This contract will cover approximately 150 employees, or 75% of Mirant's California total personnel, who will be hired on April 16, 2001 as a result of the 1999 asset acquisition from Pacific Gas & Electric Company.

     Mirant's New York business recently reached agreement on a labor contract with the International Brotherhood of Electrical Workers that extends to June 2003 and involves approximately 165 employees, or 70% of Mirant's New York total personnel.

     Mirant Kendall, a subsidiary of Mirant located in Cambridge, MA, has recently extended its contract with the Utilities Workers' Union of America to March 2003. Mirant Canal, a subsidiary of Mirant located in Sandwich, MA, is currently in negotiations with the Utilities Workers' Union of America regarding its contract that expires on June 1, 2001. These contracts involve approximately 75% and 70% of each facility's employees, respectively.

  Uncertainties Related to Contract Sales

     Several of Mirant's significant power generation facilities rely on either Power Purchase Agreements or Energy Conversion Agreements ("ECAs" and collectively with the Power Purchase Agreements the "Power Contracts") with one or a limited number of entities for the majority of, and in some cases all of, the relevant facility's output over the life of the Power Contracts.

     The Power Contracts related to Mirant's facilities are generally long-term agreements covering the sale of power for 20 or more years. However, the operation of such facilities is dependent on the continued performance by customers and suppliers of their obligations under the relevant Power Contract, and, in particular, on the credit quality of the purchasers. If a substantial portion of Mirant's long-term Power Contracts were modified or terminated, Mirant would be adversely affected to the extent that it was unable to find other customers at the same level of profitability. Some of Mirant's long-term Power Contracts are for prices above current market prices. The loss of one or more significant Power Contracts or the failure by any of the parties to a Power Contract to fulfill its obligations thereunder could have a material adverse effect on Mirant's business, results of operations and financial condition.

     Mirant has entered into two significant Power Contracts. These two contracts are ECAs between subsidiaries of Mirant Asia-Pacific and the National Power Corporation ("NPC")of the Philippines. The contract for the Pagbilao plant is for 29 years and terminates in August 2025. The contract for the Sual plant is for 25 years and terminates in October 2024. The contracted capacity is 735 MW and 1,000 MW for Pagbilao and Sual, respectively. The capacity fees are payable as compensation for capacity available for power generation. These fees consist of capital recovery fees, fixed operating fees, infrastructure fees and the components of service fees. Over 90% of the revenues are expected to come from fixed capacity charges that are paid without regard to dispatch level of the plant. The energy fees are based on energy sold and are designed to cover variable operating and maintenance costs. In accordance with the contracts, NPC assumes all fuel risks, including price and delivery.

  Minority Shareholder Put Options

     Sual

     Under shareholder agreements, the minority shareholders of the Mirant Asia-Pacific subsidiary which holds the Sual project ("SEPI") can exercise a put option requiring Mirant Asia-Pacific and/or its subsidiaries who hold the shares of SEPI to purchase the minority shareholders' interest in the project. The put option can be exercised between December 21, 2002 and December 21, 2005, the third and sixth anniversaries of the completion of the project construction or, in the event of any change in control, a change in SEPI's charter documents or the transfer of sponsor in violation of the sponsor support agreement. The put option may be exercised on the earlier of the date of such changes or December 21, 2011, the twelfth anniversary of the completion of project construction. The price would be determined by a formula including the present value of the remaining years of cash flow less the liabilities outstanding plus the current assets.

     Pagbilao

     Under shareholder agreements, the minority shareholders of the Mirant Asia-Pacific subsidiary which holds the Pagbilao project ("SEQI") can exercise a put option requiring Mirant Asia-Pacific and/or its subsidiaries who holds shares of SEQI to purchase the minority shareholders' interests in the project. The put option can be exercised between August 5, 2002 and August 5, 2008, the sixth and twelfth anniversaries of the completion of the project construction or, in the event of any change in control, a change in SEQI's charter documents or the transfer of sponsor in violation of the sponsor completion support agreement. The put option may be exercised on the earlier of the date of such changes or August 5, 2008, the twelfth anniversary of the completion of project construction. The price would be determined by a formula including the present value of the remaining years of cash flow less the liabilities outstanding plus the current assets.

12.  Business Developments

     Sale of Hidroelectrica Alicura S. A. ("Alicura"): On August 25, 2000, Mirant completed the sale of its 55% indirect interest in Alicura to The AES Corporation for total consideration of $205 million, including the assumption of debt and the buy-out of minority partners. Alicura's principal asset is a concession to operate a 1,000 MW hydroelectric facility located in the province of Neuquen, Argentina. As part of the sale, Mirant was released from $200 million of credit support obligations related to Alicura's bank financing. The sale of Alicura did not materially impact Mirant's financial position and did not have a material effect on Mirant's results of operations.

     Hyder: On October 30, 2000, WPD Limited ("WPDL"), a company controlled jointly by a subsidiary of Mirant and by a subsidiary of PPL Corporation ("PPL"), finalized its acquisition of Hyder plc ("Hyder") for a total purchase price for the ordinary shares of Hyder of approximately (pound)565 million
(approximately $847 million), or 365 pence (approximately $5.47) per Hyder share, plus the assumption of approximately (pound)2.1 billion (approximately $3.2 billion) of debt as of March 31, 2000.

     As part of the arrangement between Mirant and PPL, Mirant had a call right to acquire an additional 9% of the shares in WPDL from PPL and to acquire a proportionate interest (based on its ownership interest) of the shareholder loans to WPDL and WPD Holdings UK for a total consideration of approximately $38 million. Mirant exercised that right effective December 1, 2000, which increased Mirant's economic interest in WPD Holdings UK to 49%.

     In conjunction with the completion of this acquisition and with the approval of lenders, Mirant and a subsidiary of PPL, effective December 1, 2000, have modified the voting rights of WPD Holdings UK to 50% each so that each party will equally share operational and management control of WPD Holdings UK. As of December 1, 2000, WPD Holdings UK was deconsolidated and its income is included in equity in earnings on Mirant's consolidated statement of income.

     The following unaudited pro forma results of operations for Mirant's fiscal years ended December 31, 2000 and 1999 have been prepared assuming the acquisition of Hyder was effective January 1999. Pro forma results are not necessarily indicative of the actual results that would have been realized had the acquisition occurred on the assumed date, nor are they necessarily indicative of future results. Pro forma operating results are for information purposes only and are as follows:

                                                                Pro Forma
                                                As reported    (Unaudited)
----------------------------------------------- ------------ --------------
2000
Operating revenues (in millions)                    $13,315        $13,001
Consolidated net income (in millions)                   359            357
Basic earnings per share                               1.24           1.24
1999
Operating revenues (in millions)                      2,265          1,289
Consolidated net income (in millions)                   372            370
Basic earnings per share                               1.37           1.36

     Acquisition of Generating Assets of PEPCO: On December 19, 2000, Mirant, through its subsidiaries and together with lessors in a leveraged lease transaction, closed the asset purchase of PEPCO's generation assets in Maryland and Virginia. The net purchase price paid for these acquisitions was approximately $2.75 billion that includes working capital and capital expenditures of approximately $100 million and approximately $1.5 billion provided by a leveraged lease transaction (Note 11). As part of the acquisition, Mirant assumed net liabilities, primarily transition power agreements and obligations under power purchase agreements (Note 11). The acquisition was accounted for as a purchase business combination in accordance with APB Opinion No. 16. The preliminary purchase price allocation is as follows (in millions):

         Current assets.................................     $    63
         Property, plant and equipment..................       2,913
         Goodwill and other intangibles.................       1,498
         Deferred tax asset resulting from acquisition..         683
         Out-of-market contract liabilities assumed.....      (2,416)
                                                             --------
             Total purchase price.......................     $  2,741
                                                             ========

     The acquired assets consist primarily of four generating stations, Morgantown, Chalk Point, Dickerson and Potomac River, which provide approximately 5,154 MW capacity. Immediately upon completion of the purchase, Mirant Mid-Atlantic, LLC ("MMA") entered into a $1.5 billion long-term leveraged lease transaction with respect to two of the purchased generating facilities (Note 11). In addition to the electric generating stations, Mirant, through subsidiaries, also acquired three separate coal ash storage facilities, a 51.5 mile oil pipeline and an engineering and maintenance service facility and related assets. Mirant also entered into a lease of the land on which the Potomac River station is located, power sales agreements with PEPCO under two separate transition power agreements with terms of up to four years, a local area support agreement with PEPCO requiring the Potomac River station to operate for purposes of supporting a local load pocket, a three-year operation and maintenance agreement for PEPCO's two generating stations located in the District of Columbia. In addition, Mirant assumed five of PEPCO's power purchase agreements totaling 735 MW (Note 11).

     The following unaudited pro forma results of operations for Mirant's fiscal years ended December 31, 2000 and 1999 have been prepared assuming the acquisition of PEPCO was effective January 1999. Pro forma results are not necessarily indicative of the actual results that would have been realized had the acquisition occurred on the assumed date, nor are they necessarily indicative of future results. Pro forma operating results are for information purposes only and are as follows:

                                                                Pro Forma
                                                 As reported   (Unaudited)
----------------------------------------------- ------------ ---------------
2000
Operating revenues (in millions)                    $13,315         $14,624
Consolidated net income (in millions)                   359             288
Basic earnings per share                               1.24            1.00
1999
Operating revenues (in millions)                      2,265           3,482
Consolidated net income (in millions)                   372             205
Basic earnings per share                               1.37            1.05

     MAEM: On September 11, 2000, Mirant closed its acquisition of Vastar's 40% interest in MAEM for $250 million. The acquisition was effective as of August 10, 2000. As a result of this transaction, MAEM became a wholly owned indirect subsidiary and has been consolidated in Mirant's financial statements since the effective date.

     As part of the transaction, Mirant agreed to amend the gas purchase and sale agreement whereby BP Amoco is obligated to deliver fixed quantities to MAEM at identified delivery points. The agreement will continue to be in effect through December 31, 2007. The amendment became effective November 1, 2000. As part of the transaction, Mirant was relieved of any financial obligations to Vastar under the MAEM partnership agreement, including any guaranteed minimum cash distributions and any outstanding arbitration (Note 11).

     The following unaudited pro forma results of operations for the years ended December 31, 2000 and 1999 have been prepared assuming the acquisition of MAEM was effective January 1999. Pro forma results are not necessarily indicative of the actual results that would have been realized had the acquisition occurred on the assumed date, nor are they necessarily indicative of future results. Pro forma operating results are for information purposes only and are as follows:

                                                                Pro Forma
                                                 As reported   (Unaudited)
----------------------------------------------- ------------ --------------
2000
Operating revenues (in millions)                    $13,315        $22,828
Consolidated  net income (in millions)                  359            360
Basic earnings per share                               1.24           1.25
1999
Operating revenues (in millions)                      2,265         13,671
Consolidated  net income (in millions)                  372            359
Basic earnings per share                               1.37           1.32


     Mirant California: On April 16, 1999, the Company, through Mirant California, acquired various generating assets in California with a total capacity of 3,065 MW from Pacific Gas & Electric Company for $801 million plus $39 million for fuel inventory, capital expenditures and property taxes.

     Mirant New York: On June 30, 1999, the Company, through certain of its wholly owned subsidiaries(collectively referred to as Mirant New York), acquired the generating asset business in the state of New York with a total capacity of 1,794 MW, from Orange & Rockland Utilities, Inc. and Consolidated Edison Company of New York for a net purchase price of approximately $476 million, plus an additional $17 million to cover the market value of existing inventories. The acquisition was recorded under the purchase method of accounting. A portion of the purchase price has been allocated to assets acquired and liabilities assumed based on the estimated fair market value at the date of acquisition while the balance of $48 million was recorded as goodwill. The purchase price allocation for this acquisition is preliminary and further refinements will be made based on the completion of the final valuation studies. The pro forma operating results of this acquisition for the years presented was not materially different from actual results. The initial allocation of the purchase price is as follows (in millions):

                 Current assets.............    $  60
                 Property, plant and equipment    433
                 Goodwill...................       47
                 Liabilities assumed and other    (47)
                                                -----
                 Purchase price.............    $ 493
                                                =====

     SIPD: On June 30, 1999, the Company, through a wholly owned subsidiary, acquired a 9.99% interest in SIPD for $107 million. As of December 31, 1999, SIPD had an ownership interest in 18 coal-fired power generating units with a total installed capacity of 5,125 MW in China's Shandong province. The Company accounts for its investment in SIPD under the equity method of accounting due to the preferential board representation and significant operating influence.

     Sale of WPD (formerly SWEB) Supply Business: In September 1999, SWEB sold its electricity supply business to London Electricity for the British Pound Sterling equivalent of $264 million and the assumption of certain liabilities resulting in a gain of $286 million prior to expenses, minority interest, and income taxes, and a gain of $78 million after these items. The Company retained its 49% interest in the distribution business, the trading name of which has been changed to Western Power Distribution. The Company continues to own 49% economic interest (50% voting interest) of WPD.

     Sale of Louisiana Generating LLC: During September 1999, the Company sold its 50% investment in Louisiana Generating LLC to its partner for $17 million. The Company recognized approximately $10 million as an after-tax gain on the sale which is included in the accompanying statements of income.

     CEMIG: In January 1998, Mirant, as a shareholder in Cayman Energy Traders ("CET"), did not exercise its option to withdraw as a shareholder of CET and, therefore, transferred approximately $114 million to CET in exchange for a 27.59% economic interest in CET in order to continue to participate in the CEMIG project. Prior to this time, the Company had no economic interest in CET or CEMIG. In May 1998, this transaction was completed when Southern Energy transferred an additional $21 million to CET. The Company accounts for this investment under the equity method due to significant influence evidenced by 33% voting shares held by the Company and its investing partner. Through our acquisition of a 27.59% economic interest in CET in 1998, it acquired a 3.6% economic interest in CEMIG.

     EDELNOR: During 1998, the Company purchased an additional 15% interest in its Chilean investment in Empresa Electrica del Norte Grande S.A. for approximately $57 million. The purchase price resulted in $32 million of negative goodwill which was recorded as a reduction in the basis of the Company's long-lived assets.

     Sale of Interest in WPD (formerly SWEB): On June 18, 1998, the Company sold a 26% interest in its subsidiary, SWEB Holdings Limited ("Holdings") to PP&L for approximately $170 million. The Company recorded a pretax gain of approximately $20 million on the sale, which is included in the accompanying statements of income. This sale increased PP&L's economic interest in Holdings to 51% and, conversely, reduced Mirant's economic interest to 49%. Subsequently, on June 18, 1998, shares of Holdings held by Southern Company and PP&L were exchanged for equivalent shares in SWEB Holdings U.K. ("Holdings U.K."). Mirant continues to hold 50% of the voting shares in Holdings U.K.

     Mirant New England: On December 30, 1998, the Company, through a wholly owned subsidiary, Mirant New England, LLC ("Mirant New England"), acquired the generating asset business, with a total capacity of 1,245 MW, from subsidiaries of Commonwealth Energy Systems and Eastern Utilities Associates for $536 million. The acquisition was recorded under the purchase method of accounting. A portion of the purchase price has been allocated to assets acquired and liabilities assumed based on the estimated fair market value at the date of acquisition while the balance of $261 million was recorded as goodwill. The pro forma operating results of this acquisition for 1997 and 1998 was not materially different from actual results. The purchase price was allocated as follows (in millions):

                 Current assets....................  $   13
                 Property, plant, and equipment....     188
                 Acquired intangibles..............     143
                 Goodwill..........................     261
                 Liabilities assumed and other.....     (69)
                                                     ------
                   Purchase price..................  $  536
                                                     ======

13.  Investments in Affiliates

     The following table sets forth certain summarized income statement information of Mirant's investments in 50% or less-owned investments accounted for under the equity method for the years ended December 31, 2000, 1999 and 1998 (in millions). WPD is included in the following table for 2000 only as it was consolidated in 1999 and 1998.

                                                    2000       1999     1998
                                                  ------     -------  ------
                                                         (in millions)
     Combined Investments
     Income Statement:
     Revenues..............................     $  5,879     $ 5,608  $ 5,051
     Operating income......................        1,565         703    1,147
     Net income from continuing operations.          772         100      540
     Balance Sheet:
     Current assets........................        4,084       1,794
     Noncurrent assets.....................       15,013      11,642
     Current liabilities...................        4,455       3,193
     Noncurrent liabilities................        8,516       5,534


     As of December 31, 2000, the Company had accumulated $144 million in undistributed earnings of entities accounted for by the equity method of accounting.

14.  SE-Finance (Discontinued Operations)

     Mirant has investments in leveraged leases through its leasing subsidiary SE-Finance. Mirant entered into leveraged leases in December of 1996, 1998 and 1999. Mirant's net investment in leveraged leases consists of the following at December 31, 2000 and 1999 (in millions):

                                                          2000     1999
                                                        -------  --------
      Net rentals receivable........................    $1,430   $ 1,339
      Unearned income...............................      (834)     (783)
                                                        ------   -------
      Investment in leveraged leases................       596       556
      Deferred taxes arising from leveraged leases..      (129)      (58)
                                                        ------   -------
      Net investment in leveraged leases............    $  467   $   498
                                                        ======   =======

    The following is a summary of the components of the income from leveraged leases for the years ending December 31, 2000, 1999 and 1998 (in millions):

                                             2000  1999   1998
                                             -----  ------------
           Pretax leveraged lease income...  $ 61   $  28  $  5
           Income tax expense..............    21      10     2
                                             ----   -----  ----
           Income from leveraged leases....  $ 40   $  18  $  3
                                             ====   =====  ====
     As part of its planned spin-off from Southern, Mirant agreed to contribute SE-Finance to Southern (Note 10).

15.    Earnings Per Share

     Mirant calculates basic earnings per share by dividing the income available to common shareholders by the weighted average number of common shares outstanding. The following table shows the computation of basic earnings per share for 2000, 1999 and 1998 (in millions, except per share data) after giving effect to the stock split that occurred prior to the offering of common stock during 2000 (Note 10). Diluted earnings per share for 2000 gives effect to the conversion of Mirant's value creation plan ("VCP") standard units into stock options and the grant of new stock options on September 27, 2000 (Note 6), as well as the assumed conversion of convertible trust preferred securities (Note
10) and the related interest expense addback to net income of $3.5 million. Mirant had no dilutive securities outstanding during 1999 or 1998. For comparability among periods, pro forma basic earnings per share is calculated as though the offering of common stock during 2000 had taken place during all periods presented. Pro forma diluted earnings per share includes the conversion of VCP standard units (which impacted net income by $6 million and $1 million in 2000 and 1999, respectively) and the issuance of convertible trust preferred securities (Note 10) as though potentially dilutive for all periods and is not presented for 1998 due to antidilution.

                                                      2000       1999    1998
                                                     ------     -----    -----
  Income from continuing operations                  $  332     $ 362     $(12)
  Discontinued operations                                27        10       12
                                                     ------     -----     ----
  Net income                                         $  359     $ 372     $  -
                                                     ======     =====     ====
Basic
Weighted average shares outstanding                  288.7      272.0     272.0
      Earnings per share from:
         Continuing operations                       $1.15      $1.33   $(0.04)
         Discontinued operations                      0.09       0.04     0.04
                                                     -----      -----   ------
         Net income                                  $1.24      $1.37   $    -
                                                     =====      =====   ======

Diluted
Weighted average shares outstanding                  288.7
Shares assumed due to conversion of stock options
  and equivalents                                      1.2
Shares assumed due to conversion of trust
  preferred securities                                 3.1
                                                     -----
Adjusted shares                                      293.0
                                                     =====
      Earnings per share from:
         Continuing operations                       $1.15
         Discontinued operations                      0.09
                                                     -----
         Net income                                  $1.24
                                                     =====

Pro Forma Basic (Unaudited)
Shares outstanding after initial public offering     338.7      338.7     338.7
     Earnings per share from:
        Continuing operations                        $0.98      $1.07   $(0.04)
        Discontinued operations                       0.08       0.03     0.04
                                                     -----      -----   ------
        Net income                                   $1.06      $1.10   $    -
                                                     =====      =====   ======

Pro Forma Diluted (Unaudited)
Shares outstanding after initial public offering 338.7 338.7 Shares assumed due to conversion of stock options
  and equivalents                                      1.9        0.8
Shares assumed due to conversion of trust
  preferred securities                                12.5       12.5
                                                     -----      -----
                                                     353.1      352.0
                                                     =====      =====
   Adjusted Shares Earnings per share from:
           Continuing operations                     $0.97      $1.03
           Discontinued operations                    0.08       0.03
                                                     -----      -----
           Net income                                $1.05      $1.06
                                                     =====      =====

16.  Segment Reporting

     Mirant's principal business segments consist of the geographic areas in which it conducts business -- Americas, Asia-Pacific, and Europe. The other reportable business segments are Mirant's financing segment ("SE-Finance") and its business development and general corporate activities segment ("Corporate"). Intersegment revenues are not material. Financial data for business segments, products and services, and geographic areas is as follows (in millions):


                                           Business Segments


                                                                    SE
                                 Americas   Europe  Asia-Pacific  Finance   Corporate  Consolidated
                                ---------  -------  ------------  -------   ---------  ------------
2000:
Operating revenues.............. $ 12,490  $   314    $     502    $    0    $     9    $  13,315
Depreciation and amortization...      115       69          130         0          3          317
Interest expense, net...........      152       97          101         0         78          428
Income taxes from operations....      113     (16)           19         0        (30)          86
Write-down of generating assets.       18        0            0         0          0           18
Net income from equity method
  subsidiaries..................       56       83           57                               196
Segment net income (loss).......      177       82          204        27       (131)         359
Total assets....................   16,796    1,362        4,500       613        865       24,136
Investments in equity method
  subsidiaries..................      163    1,228          338        61          0        1,790
Gross property additions........      449       90           55         0         22          616
Increase in goodwill............    1,523        0            0         0          0        1,523
1999:
Operating revenues..............      939      973          342         0         11        2,265
Depreciation and amortization...       73       90          104         0          3          270
Interest expense, net...........       80      115           53         0         81          329
Income taxes from operations....       58       92           28         0        (49)         129
Write-down of generating Assets.       29       31            0         0          0           60
Net income from equity method
  subsidiaries..................       18        9           83         0          0          110
Segment net income (loss).......       93      170          175        10        (76)         372
Total assets....................    4,071    3,810        4,430       722        830       13,863
Investments in equity method
  Subsidiaries..................      248      762         254         76          0        1,340
Gross property additions........      419      115         194          0         19          747
Increase in goodwill............       48        0           0          0          0           48
1998:
Operating revenues..............      261    1,273         273          0         12        1,819
Depreciation and amortization...       44       79          96          0          2          221
Interest expense, net...........       49      123          67          0         45          284
Income taxes from operations....     (113)      22         (12)         0        (20)        (123)
Write-down of generating assets.      308        0           0          0          0          308
Net income from equity method
  subsidiaries..................      27        64          44          0          0          135
Segment net income (loss).......    (180)      141          68         12        (41)           0
Total assets................       2,166     3,890       4,520        428      1,050       12,054
Investments in equity method
  subsidiaries..................     373       923         131         84          0        1,511
Gross property additions........     101       120         426          0          0          647
Increase in goodwill............     261         0           0          0          0          261


                              Products and Services
                            -------------------------
                       Generation   Distribution
                          and            And
                         Energy      Integrated
                       Marketing      Utility        Other      Total
                      -----------   ------------    --------   --------
                                    (Revenue in millions)
  2000...........       12,816            477         22       13,315
  1999...........        1,087          1,143         35        2,265
  1998...........          495          1,273         51        1,819

                                Geographic Areas
                            -------------------------
                                             International
                         United      The        United       All
                         States  Philippines    Kingdom     Other  Consolidated
                        -------  -----------  ------------  -----  ------------
                                        (Revenue in millions)
  2000.............     12,337       491           314        173      13,315
  1999.............        736       320           976        233       2,265
  1998.............         53       257         1,273        236       1,819

                                  International
                            ------------------------
                   United             The      United       All
                   States  China  Philippines  Kingdom     Other   Consolidated
                   ------  -----  -----------  -------     -----   ------------
                                 (Long-Lived Assets in millions)
  2000..........   8,726    488       1,901       479      2,940       14,534
  1999..........   3,989    534       1,966     2,449      3,254       12,192
  1998..........   2,156    368       1,834     2,463      3,427       10,248

17.  Quarterly Financial Information (Unaudited)

Summarized quarterly financial data for 2000 and 1999 is as follows:


                                                                      Per Common Share
                                                                ----------------------------
                     Operating     Operating   Consolidated                  Price Range
   Quarter Ended      Revenues      Income      Net Income   Earnings     High        Low
   --------------    ---------     ---------   ------------  -------      ----        ---
                            (in millions)
  2000:
     March.......      $  519       $   169      $  101      $ 0.37      $   -      $   -
     June........         640           141          93        0.34          -          -
     September...       4,198           217          98        0.36     31.875     28.000
     December....       7,958           137          67        0.23     31.750     20.560
  1999:
     March.......         522            77          80        0.29          -          -
     June........         503            97          69        0.26          -          -
     September...         686           129         156        0.57          -          -
     December....         554           141          67        0.25          -          -

18.  Subsequent Events

California Power Markets

     Department of Energy Order: On December 14, 2000, the Secretary of the Department of Energy ("DOE") ordered that certain suppliers of electricity provide electricity to the CAISO for delivery to California utility companies when the CAISO certified that there was inadequate electrical supply. Subsequent orders extended this requirement to February 7, 2001. The DOE orders expired at that time and have not been renewed. Mirant subsidiaries were called upon by the CAISO to provide power to the CAISO under the DOE orders.

     Proposed CAISO and PX Tariff Amendments: On January 4, 2001, the CAISO filed for approval of a tariff amendment whereby its credit rating requirements for certain electricity purchasers would be reduced. The action was taken in response to reports that Moody's and S&P were on the verge of reducing the credit ratings of Southern California Edison ("SCE") and PG&E to ratings that would not allow SCE and PG&E to purchase electricity from the CAISO unless they posted collateral for their purchases. In its filing, the CAISO announced its intention to implement the reduced credit requirements immediately in order to ensure the reliability of the California power grid. On January 5, 2001, the PX filed a similar request with respect to the PX's tariffs as the CAISO had requested on January 4. On February 14, 2001, the FERC ruled that the tariff amendment requested by the PX should be rejected because it had ceased to operate its day-ahead and day-of markets. With respect to the CAISO's request, the FERC allowed the CAISO to amend its tariff to remove the credit-worthiness requirements only with respect to the scheduling by a utility purchaser from the CAISO of power from generation owned by that purchaser. The FERC rejected the proposed amendment with respect to purchases by the CAISO from third-party suppliers. The application of this ruling by the FERC to the CAISO's purchases under its emergency dispatch authority is currently being disputed.

     Defaults by SCE and PG&E: On January 16 and 17, 2001, SCE's and PG&E's credit and debt ratings were lowered by Moody's and S&P to "junk" or "near junk" status. On January 16, 2001 SCE indicated that it would suspend indefinitely certain obligations including a $215 million payment due to the PX and a $151 million payment due to a qualifying facility. On January 30, 2001, the PX suspended operation of its "day ahead" and "day of" markets. On February 1, 2001, PG&E indicated that it intended to default on payments of over $1 billion due to the PX and qualifying facilities.

     DWR Power Purchases: On January 17, 2001, the Governor of California issued an emergency proclamation giving the California Department of Water Resources ("DWR") authority to enter into arrangements to purchase power in order to mitigate the effects of electrical shortages in the state. The DWR began purchasing power under that authority the next day. On February 1, 2001, the Governor of California signed Assembly Bill No. 1X authorizing the DWR to purchase power in the wholesale markets to supply retail consumers in California on a long-term basis. The Bill became effective immediately upon its execution by the Governor. The Bill did not, however, address the payment of amounts owed for power previously supplied to the CAISO or PX for purchase by SCE and PG&E. The CAISO and PX have not paid the full amounts owed to MAEM for power delivered to the CAISO and PX in prior months and are expected to pay less than the full amount owed on further obligations coming due in the future for power provided to the PX or the CAISO for sales that were not arranged by the DWR.

     Mirant through its subsidiaries has approximately 3000 MW of generating capacity in California. This includes facilities which operate during periods of higher-than-average (intermediate load) and very high (peak) demand levels. Mirant's California subsidiaries generated an amount equivalent to about 4% of the total California energy consumption in 2000. The Company's combined receivables from the both the PX and the CAISO as of December 31, 2000 and as of late February 2001 (unaudited) were approximately $375 million and $385 million (unaudited), respectively, net of settlements due to the PX. There are other sources of collateral and revenues which could potentially provide additional offset to this net receivable. On a going-forward basis, Mirant does not expect a material portion of its income to be derived from receivables due from the PX and CAISO attributable to purchases on behalf of non-credit-worthy entities in California. In addition, Mirant has taken a provision which it believes adequately covered its exposure as of December 31, 2000 related to the increased credit and payment risks associated with the California power situation. The Company continues to monitor the situation in California and will re-evaluate the amount of the provision needed at the end of the first quarter of 2001.

     Attorney General and California Public Utilities Commission Investigations. The California Public Utilities Commission ("CPUC") and the California Attorney General's office have each launched investigations into the California energy markets that have resulted in the issuance of subpoenas to several Mirant entities. The CPUC issued one subpoena to Mirant entities in mid-August of 2000 and one in September of 2000. In addition, the CPUC has had personnel onsite on a periodic basis at Mirant's California generating facilities since December, 2000. The California Attorney General issued its subpoena to Mirant in February of 2001 under the following caption: "In the Matter of the Investigation of Possibly Unlawful, Unfair, or Anti-Competitive Behavior Affecting Electricity Prices in California." Each of these subpoenas, as well as the plant visits, could impose significant compliance costs on Mirant or its subsidiaries. Despite various measures taken to protect the confidentiality of sensitive information provided to these agencies, there remains a risk of governmental disclosure of the confidential, proprietary, and trade secret information obtained by the CPUC and the Attorney General through this process. While Mirant will vigorously defend any claims of potential civil liability or criminal wrong-doing asserted against it or its subsidiaries, the results of such investigations cannot now be determined.

Transfer of SE Finance and Capital Funding to Southern: (Unaudited)

     On  March 5, 2001,   Mirant  transferred   SE Finance  and Capital  Funding
subsidiaries to Southern Company. See Note 10 and 14.